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                                                                   EXHIBIT 10.15

                      MASTER LICENSE AND SERVICES AGREEMENT

        This Agreement is catered into as of this 24th day of June, 1998, by and between Employers Mutual, Inc., a Florida corporation with its principal place of business located at 9715 San Jose boulevard, Suite 200, Jacksonville, FL 32257 (hereinafter referred to as "EMI"), and MPOWER Solutions Inc., a Delaware corporation with its principal place of Business located at 2305 Renard Place,
S. E., Suite 128, Albuquerque, New Mexico 87106 (hereinafter referred to as "MPOWER"). EMI together with its parent corporation, McCreary Corporation, a Florida corporation with its principal place of business located at 700 Central Parkway, Stuart, Florida 34994 ("McCreary") and together with McCreary's parent corporation, FPIC Insurance Group, Inc., a Florida corporation with its principal place of business located at 1000 Riverside Avenue, Jacksonville, Florida 32204 ("FPIC"), shall jointly and severally be hereinafter referred to as "Customer".

        WHEREAS, MPOWER is in the business of providing automated managed health care information services and licensing software to businesses providing managed health care and insurance services, and desires to provide such services, and license such software, to EMI, subject to the terms hereof; and

        WHEREAS, Customer is in the business of providing managed heath care and insurance services to its customers and desires to use the software licensed By, and the services of MPOWER, subject to rile terms hereof, and

        WHEREAS, EMI has previously engaged MPOWER to provide Remote Processing Services as set forth in the Processing and Services Agreement dated as of January 1, 1996 and any amendments hereto ("Prior Agreement"), and whereas EMI wishes to enter into this Agreement to license directly the MPOWER software.

        NOW, THEREFORE, in consideration of the mutual promises made, the terms and conditions hereunder described and or her valuable consideration, the parties agree as follows:

1. DEFINITIONS

        1.1 As used in this Agreement, the following terms shall have the meanings indicated unless the context clearly requires otherwise;

            (a) "Core Services" shall mean those services provided by MPOWER (as described and set forth in Exhibit 1) in consideration of Customer's payment of the License Fees.


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            (b) A "Critical Failure" shall mean a verifiable Nonconformity in the Shelf Version of the MPOWER Software (or verifiable failure of the MPOWER System hardware if the problem arises with respect to Remote Processing) which has a material impact on Customer's mission critical system related functions. A Critical Failure may include, but is not limited to, the inability of Customer to generate checks, complete failure of availability of the on-line system, inability to perform on-line adjudication of any types of claims, or incorrect adjudication of any types of claims.

            (c) "Customer Processing" shall mean the use of the MPOWER Software on Customer equipment, as set forth herein.

            (d) "Derivative Work" shall mean any computer program, application, interface or related documentation of any kind that is based, to any extent, on MPOWER Software, or any component part thereof.

            (e) "Documentation" shall mean collectively, the System Documentation, the Functional Documentation and the User Documentation.

            (f) "Effective Date" shall mean the date first set forth above.

            (g) "Expenses" shall mean any reasonable out of pocket expenses, including without limitation, travel and travel-related expenses, incurred by MPOWER in connection with the performance of this Agreement.

            (h) "Fees" shall mean the fees for MPOWER. Services as described and set forth in Exhibit 2 of this Agreement attached hereto.

            (i) "General System Enhancements" shall mean enhancements, revisions or updates to the MPOWER Software that are made available generally to licensees of the MPOWER Software as part of the Maintenance Fee (MF), as and when such enhancements, revisions or updates are made available generally, and shall not include any separate products where MPOWER charges a separate license fee to its licensees.

            (j) "Implementation" shall mean the conversion and installation of Customer's managed health care and/or insurance processing from remote processing to Customer Processing using the MPOWER(TM) system as set forth in this agreement.

            (k) "Implementation Date" shall mean the actual date that the first Member transaction is processed, by Customer on Customer's equipment. "Incremental Support" shall mean Supplemental Services.

            (m) "License" shall mean the license granted by MPOWER to Customer for the MPOWER Software, to the extent set forth herein.


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            (n) "License Fees" shall include the Initial License Fee(s) ("ILF"), the Maintenance Fee ("MF"), and any applicable License Extension Fee(s), as hereinafter defined or described in Exhibit 2 herein.

            (o) "Maintenance Services" shall include the "Maintenance Support Services".

            (p) "Maintenance Support Services" shall mean the post-production services provided by MPOWER as part of the Core Services that do not provide for upgrades or general enhancements to the MPOWER Software, which are provided through the Maintenance Fee.

            (q) "Member" shall mean an individual who is as of a certain effective date eligible for certain benefits provided by or through Customer or a Related Party, which individual becomes eligible either (a) directly as the subscriber to a Customer or a Related Party sponsored and administered insurance or benefit program, Co) as an eligible employee to an employer sponsored benefit plan administered in whole or in part by Customer or a Related Party, or (c) as a beneficiary of a government sponsored benefit plan administered in whole or in part by Customer or a Related Party, or (d) indirectly as a dependent of that subscriber, employee or beneficiary. For example, in a family of four (4) individuals, where the employee is the primary participant individual, the employee, the spouse and the two (2) dependent children are each a Member for a total of four (4) Members.

            (r) "Member Month" shall mean, respectively, as of the first of each applicable month, the number of active eligible Members as enrolled and entered by Customer, as of a given effective date, onto the MPOWER System (for Remote Processing) or processed using the MPOWER Software (for Customer Processing, adjusted for actual retroactive Customer Member enrollment or disenrollment occurring in the prior twelve (12) months.

            (s) "MPOWER Services" shall mean services furnished by MPOWER according to the terms of this Agreement and attached Schedules and other services described in any Work Order.

            (t) "MPOWER Site" shall mean the site of the MPOWER System, currently located at 2305 Renard Place, S. E., Albuquerque, New Mexico, 87106.

            (u) "MPOWER Software" shall mean the copies of the MPOWER Client-Server Software licensed by Customer under this Agreement. MPOWER Software is marketed under the trade name "MPOWER(TM)"

            (v) "MPOWER Client-Server Software" shall mean the


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MPOWER(TM) software owned by MPOWER, migrated to and operating on the IBM
RS/6000 computer (or operating on other hardware to which MPOWER(TM) has been migrated and on which the MPOWER(TM) software is generally marketed under the name of MPOWER(TM), and any updates, revisions, enhancements, or additions thereto supplied by MPOWER, (including but not limited to those updates, revisions, enhancements, or additions supplied to Customer pursuant to Work Orders under this Agreement) or made by Customer and incorporated by MPOWER, as described in Section 2.7 of this Agreement, and shall not include any separate products for which MPOWER charges a separate licence fee for such products. The subsystems included with the MPOWER Client-Server Software are set forth in
Exhibit 2.

            (w) "MPOWER Standard Interface Specifications" shall mean the MPOWER written specifications for the file size, format, blocking factors, field content and frequency of batch transmission for interfacing software programs for data exported from or imported into the MPOWER(TM) software-maintained databases.

            (y) "Nonconformity" shall mean a failure of a specific Release of the MPOWER Software to materially conform to the User Documentation and Functional Documentation of such Release.

            (z) "Ongoing Basic Support" shall be the support provided by MPOWER in consideration of the License Fees and the Maintenance Fee and limited by the conditions of Core Services as defined in Exhibit 1 and which includes the services described in Exhibit 1, attached hereto.

            (aa) "Related Party" shall mean an entity as to which Customer directly owns a greater than fifty percent (50%) equity interest in the assets of such entity, but excludes any entity as to which another co-owner, partner or joint venture participant or affiliate is a competitor of MPOWER as set forth in
Exhibit 5.

            (bb) A "Release" shall mean a new version or new release of the MPOWER Software containing General System Enhancement that is made available to MPOWER's customers generally.

            (cc) A "Release Date" is the date that a Release is made available to MPOWER's customers generally.

            (dd) "Remote Processing Fees" shall mean the Fees for Remote Processing set forth in Exhibit 2

            (ee) "Remote Processing Services" shall mean the MPOWER Services which allows Customer's use of the MPOWER Software by remote access to the MPOWER System at the MPOWER Site, if Customer and MPOWER agree to the terms for Remote Processing Services set forth in Exhibit 2.


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            (ff) "Shelf Version" shall mean the Releases of the MPOWER Software which are accepted by Customer pursuant to Section 4 herein.

            (gg) "Source Code Buyout Option" shall mean the option of Customer to acquire the right to make modifications to the source code of the MPOWER Software and to no longer pay the Maintenance Services Fees, in accordance with the Source Code Buyout Option Fees stated in Exhibit 2 hereto.

            (hh) "Supplemental Service(s)" shall mean any support or services required by Customer and agreed to be provided by MPOWER in addition to that provided as part of the License, as fully specified in each Work Order, which Supplemental Services may include, but not be limited to, conversion support, modification and enhancements, and system set-ups.

            (ii) "System Documentation" shall mean the MPOWER system documentation provided to Customer pursuant to the terms of this Agreement. An outline of the current System Documentation is set forth in Exhibit 3 attached hereto.

            (jj) "User Documentation" shall mean the MPOWER user documentation provided to Customer pursuant to the terms of this Agreement. An outline of the current User Documentation is set forth in Exhibit 3 attached hereto.

            (kk) "Work Order" shall mean a document that is separately executed by both parties that authorizes MPOWER to perform Supplemental Services or other services for Customer and obligates Customer to pay for such Supplemental Services or other services under the terms of that separate document, and which document is incorporated and made part of this Agreement.

            (ll) "Workaround" shall mean a change in the procedures followed or data supplied to avoid a Nonconformity without materially impairing performance of the MPOWER Software.

2. MPOWER SOFTWARE; LICENSE; CORE SERVICES

        2.1 MPOWER Software License.

                MPOWER grants to EMI on behalf of Customer a nonexclusive, non-transferable (except as specified herein) license (the "License") to use one
(1) production copy of the MPOWER Software on one (1) IBM R.S/6000 computer at a single site for Members while this Agreement is in effect, which MPOWER Software includes the Documentation, subject to the terms and conditions set forth herein.


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        (a) MPOWER shall prepare and provide Customer either one (1) paper-based copy or one (1) electronic copy of the User Documentation and Functional Documentation for the MPOWER Software and update same as required due to enhancements, upgrades, error correction or other changes made by MPOWER to the MPOWER Software.

        (b) Until such time as EMI exercises the Source Code Buyout Option, EMI's license extends only to the right to use the object code of the MPOWER. Software and nor to make modifications to the source code of the MPOWER Software, even though the source code to the MPOWER Software may be resident on a Customer computer for purposes of compiling, ease in debugging, or for some other reason of operational ease, integrity or efficiency.

        2.2 Payment.

In consideration of the License, Customer shall timely pay the ILF, the MF, and the License Extension Fees in accordance with Exhibit 2. The ILF shall extend to Members as of the date hereof and shall also include Members added to Customer's business as a result of internal growth of such business. EMI may acquire a license extension ("License Extension") to cover Members added as a result of merger or acquisition, either of Customer, or of another corporation or of a block of business by Customer from another corporation, by payment of the License Extension Fee in accordance with Exhibit 2.

        2.3 Scope of Use.

        (a) Customer, shall use the MPOWER Software and Documentation solely for its own use as a provider or administrator of managed health care and/or other insurance services to its Members, solely as expressly set forth herein, pursuant to the terms herein and nor for the behest of any other entity, and further subject to the Related Party restrictions in the License granted.

        (b) Customer shall have the right to provide the use of certain limited functions and features of the MPOWER Software, as described in the Documentation, to its clients, including Members, providers of health care services to Members, the employers of Members, which employers have signed a contract with Customer to pay for health care services or the administration of benefit plans for their employees, or government agencies that have signed a contract With Customer for Members for which Customer provides administration services, and to providers of health care services, subject to the confidentiality restrictions set forth in Section 12 of this Agreement.

        (c) Customer shall not copy the MPOWER Software or permit same to be copied, except for production copies for use within the restrictions of the License granted herein, and for a reasonable number of backup and test copies:
(i.) for the specific data center(s) where the MPOWER Software will be installed where Customer is performing Customer Processing, and (ii.) for testing and modification of the MPOWER Software.


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Customer shall promptly notify MPOWER in writing as to the number of production and test copies and location of said copies of the MPOWER Software which it intends to make in each instance.

        (d) In addition, Customer shall be permitted to make a reasonable number of copies of the User Documentation solely for Customer's internal use and for distribution to Related Parties and non-Related Parties pursuant to Section 12.2, not to exceed one (1) copy per workstation, and only if the original copyright and other proprietary rights notices are preserved.

        (e) In addition, Customer shall be permitted to make a reasonable number of copies of the Functional Documentation for Customer's internal use and {or distribution to Related Parties pursuant to Section 12.2 solely for use by business or technical analysts with a need to know and only if the original copyright and other proprietary rights notices are preserved.

        (f) Furthermore, Customer shall be permitted to make a very limited number of copies, but not more than five (5) of the System Documentation solely for Customer's internal use by senior business or technical analysts with a need to know and only if the original copyright and other proprietary rights notices are preserved and if Customer maintains such System Documentation under the tightest security and destroys copies that are no longer needed.

        (g) Notwithstanding anything herein to the contrary, in no event shall Customer allow any third party to copy the System Documentation.

        (h) Distribution of the Functional Documentation and of the System Documentation is to be tightly controlled, subject to a need to know. No identifying marks, copyright or other proprietary right notices may be deleted from any copies of the MPOWER Documentation and all backup copies of the MPOWER Software created shall include all such notices.

        (i) MPOWER Software used for Customer Processing and testing of the MPOWER Software or of Customer data to be used with the MPOWER Software may be temporarily transferred to backup equipment owned by Customer or by a third party provider of disaster recovery services and used thereon only for so long as the Customer site is inoperative or Customer is testing the backup recovery process itself. The use of such third party provider of disaster recovery services shall not require the consent of MPOWER provided such provider agrees to be bound by the confidentiality restrictions set forth herein, and is not a competitor of MPOWER as set forth in Exhibit 5. Simultaneous use of more than the authorized number of copies of the MPOWER Software is expressly prohibited.

        (j) Customer shall not modify the MPOWER Software (except as set forth in Section 2.7) or the Documentation, nor translate, or adapt the MPOWER Software or the


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Documentation in any way or use it to create a Derivative Work or permit the foregoing. Except as set forth in Section 8.2 with respect to the Shelf Version, MPOWER shall nor be responsible for the functioning of updates, revisions, enhancements, additions or conversions or otherwise maintaining the MPOWER Software if the MPOWER Software is modified by Customer or if Customer installs or attempts to install software, other than MPOWER Software, which interfaces with the MPOWER Software in a manner which is inconsistent with MPOWER standard interface specifications, or writes to any data files maintained by the MPOWER Software. Customer shall be solely responsible for the results of such modifications or interfaces, including the integrity of data used or generated by the MPOWER Software. In the event that Customer makes a permitted modification or enhancement to the MPOWER Software, as set forth in Section 2.7 herein, and it is subsequently determined that such modification or enhancement was the cause of a Nonconformity in the MPOWER Software, then MPOWER shall be reimbursed at the Supplemental Service Fees rates set forth in Exhibit 2 for the time spent in determining that such modification or enhancement was the cause of the Nonconformity, and MPOWER agrees to provide Supplemental Services support as specified on a Work Order to correct such Nonconformity. Notwithstanding the above, MPOWER acknowledges that there are certain permitted interfaces to third party software that MPOWER supports and that are provided as part of the MPOWER Software or as permitted interfaces thereto, as outlined in the Documentation, or in an applicable Work Order or contract addendum. If an error occurs to the data as a result of Customer's use of these interfaces, then MPOWER will provide support to those interfaces in the same way that it supports the MPOWER Software.

        2.4 General System Enhancements. In consideration of the ILF and MF, MPOWER shall provide to Customer General System Enhancements, if and when such General System Enhancements are made available to licensees of the MPOWER Software generally, except as otherwise provided in Exhibit 2. Any General System Enhancements supplied to Customer by MPOWER shall become part of, and subject to, this Agreement and License. MPOWER shall only provide General System Enhancements for the then most current Release of the MPOWER Software. In addition, MPOWER agrees also to provide support for the one prior Release immediately preceding the most current Release of the MPOWER Software and to provide support for any other Releases for up to one (1) year from the Release Date of such other Releases. During any applicable support period, support for any such prior Release of the MPOWER Software that has been replaced or modified by General System Enhancements or by a subsequent Release shall be limited to correction of identified and reproducible defects in the Shelf Version of such prior Release from the published specifications therefor. MPOWER shall not be obligated to provide General System Enhancements for any Release other than the most current Release. Any additional MPOWER Services provided in connection with an older Release of the MPOWER Software shall be provided as Supplemental Services.

        2.5 Correction of Nonconformities. In consideration of the ELF and MF, and subject to the terms of this Agreement, upon written notification by Customer of a Nonconformity in the most current Release of the MPOWER Software or in the one prior


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Release immediately preceding the most current Release of the MPOWER Software,
MPOWER will analyze the Nonconformity and notify Customer of its estimate of when and how such Nonconformity will be corrected or any Workaround provided and MPOWER. shall use commercially reasonable efforts to correct such Nonconformity in accordance with the procedures and priorities established in Exhibit 1 under Help Desk. Notwithstanding the prior sentence, MPOWER's sole obligation hereunder shall be limited to correcting identified and reproducible Nonconformities in the Shelf Version of the MPOWER Software in accordance with
Section 4 herein and the relevant portions of Exhibit 1 which deal with Definitions, Support and Time Frame for Resolution of issues logged through the MPOWER Help Desk.

        2.6 Proprietary Rights and Confidentiality.

               (a) MPOWER represents and Customer acknowledges that the MPOWER Software, including the Documentation, is the sole and exclusive property of MPOWER, including, but not limited to, all applicable rights to patents, copyrights, trademarks and trade secrets inherent therein and appurtenant thereto, and MPOWER retains title to the MPOWER Software and any copies thereof. Customer is not purchasing title to the MPOWER Software or copies thereof, but rather is being granted a license to use the MPOWER Software pursuant to the terms herein. Customer shall not sell, License, transfer, or otherwise make available (except as expressly provided herein) any portion of the MPOWER Software to others, including but not limited to Related Parties and non-Related Parties for which Customer is providing processing services pursuant to the terms hereof, nor permit the foregoing, except for disclosure of the MPOWER Software to Customer consultants and auditors pursuant to the provisions of Section 12.2 herein, and the disclosure of the User Documentation to Related Parties and non-Related Parties, pursuant to the provisions of Sections 2.3 and 12.2 herein.

               (b) MPOWER represents and Customer acknowledges that all information, data, designs, the structural definitions of any system setups, benefit plans, provider contracts, fee groups, ad hoc reports, letter formats, sample letter, content, business process workflow diagrams, and any other structural templates and other similar information provided by, developed or reviewed by or in conjunction with MPOWER, or used by MPOWER in assisting Customer in the installation, implementation or on-going use of the MPOWER Product, and methodologies related thereto ("Proprietary Information") are the exclusive property of MPOWER or MPOWER's suppliers and that such Proprietary Information is confidential, has tangible value and includes trade secret information of MPOWER and/or MPOWER's suppliers. MPOWER


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               and/or MPOWER's suppliers shall retain all rights to the
               Proprietary Information, including all copyright fights therein, except to the extent to which MPOWER grants rights to Customer to use the Proprietary Information pursuant to this Agreement. Customer may not create Derivative Works based upon the Proprietary Information in whole or in part. All improvements, enhancements and modifications to the Proprietary Information shall be owned exclusively by MPOWER or MPOWER's suppliers. Without MPOWER's prior written consent, Customer shall nor decompile, disassemble or reverse engineer any Proprietary Information.

               (c) Notwithstanding the above, Customer and MPOWER acknowledge that the structural definitions of any system setups, benefit plans, provider contracts, fee groups, ad hoc reports, letter formats, sample letter content, workflow diagrams of Customer business processes, and any other structural templates, that have been provided, developed, reviewed or verified in whole or in part by or with the support of MPOWER, its employees or agents, do not constitute Proprietary Information of Customer within the meaning of this Section 2,6, but that the License to the MPOWER Software granted in Section 2.1 includes the right to use under license such Proprietary Information; provided, however, that specific provider and benefit contract rates, the names, demographic information, contractual relationships, and medical information of any group, member, provider or other entity with a contractual relationship with Customer shall be considered Proprietary Information of Customer, unless such information is available through public sources (that have not been released by or through the agency of MPOWER) or through publicly available filings with any insurance or health care regulatory agency or with any industry accreditation or reporting body.

               (d) Customer agrees to use at least commercially reasonable methods to secure and protect the MPOWER Software and the Documentation as MPOWER Confidential Information as defined herein, in a manner consistent with the manner in which it protects its own most sensitive confidential information.

               (e) MPOWER agrees to use at least commercially reasonable methods to secure and protect the Confidential Information of Customer as defined herein, in a manner consistent with the manner in which it protects its own most sensitive confidential information.

        2.7 Modification by Customer. In the event that Customer exercises its option for the Source Code Buyout Option, Customer shall have the right to modify the MPOWER


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Software for Customer Processing without notifying MPOWER and without obtaining
MPOWER's consent provided that (i.) Customer's ownership of such modifications shall be subject to MPOWER's proprietary rights in the MPOWER Software and to the provisions of this Section, (ii.) MPOWER's warranties and support obligations related to the MPOWER Software shall apply only to the Shelf Version, and (iii.) Customer shall not market or distribute such modifications (except Customer may distribute descriptions and/or documentation of such modifications to Related Parties and non-Related Parties) which distribution or marketing shall be deemed a violation of MPOWER's proprietary rights in the MPOWER Software. If Customer desires MPOWER to continue to provide support services, Customer shall offer all modifications made by Customer to MPOWER for inclusion in the MPOWER Software, subject to the mutual agreement by the parties as to the consideration, if any, to be paid to Customer in return for Customer costs and efforts in development of such modification(s). MPOWER shall have the right to distribute such modifications as General System Enhancements, and if MPOWER does so, such modification shall be covered by the MPOWER warranty and support obligations as set forth in this Agreement. Subject to the foregoing, Customer agrees that all modifications accepted by MPOWER in writing shall be owned by MPOWER. All right, tide and interest in such accepted modifications are hereby irrevocably assigned by Customer to MPOWER. All such modifications shall belong exclusively to MPOWER, with MPOWER having the right to obtain and to hold in its own name copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter and any extensions and renewals thereof. Customer agrees to give MPOWER reasonable assistance, at MPOWER's expense, required to perfect MPOWER's rights set forth herein.

        2.8 Support for Modifications.

            (a) Modifications Not Included in the MPOWER Software; Support Costs. In the event (i.) MPOWER modifies or enhances the MPOWER Software at Customer's request pursuant to Section 3.2, or Customer modifies the MPOWER Software pursuant to Section 2.7; and (ii.) such modifications or enhancements do not have general applicability for MPOWER's customers and are not offered as General Systems Enhancements, in order to provide support for such modifications and enhancements, MPOWER will need to agree, in writing, to provide support for such modifications and enhancements, and Customer agrees that there may need to be an increase in the MF and/or the Fees for Maintenance Support Services. In the event that MPOWER agrees, in writing, to provide such support, and reasonably believes that an increase in the MF or the Fees for Maintenance Support Services is required due to Customer Specific modifications, the parties shall meet and discuss the nature of the increase. In the event that MPOWER does not agree to provide such support, or if the parties fall to agree upon the amount of the increase to the MF or the Fees for Maintenance Support Services, MPOWER shall have no obligation to support such modifications and enhancements.

            (b) Modifications Included in the MPOWER Software. Modifications made to the MPOWER Software either by Customer, pursuant to Section 2.7, or by


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MPOWER, pursuant to Section 3.2, which are included in the MPOWER Software as
General System Enhancements by MPOWER shall be supported by MPOWER as set forth in Section 2.4.

        2.9 Core Services. In consideration of the payment of the License Fees by Customer, M. POWER shall, during the term of this Agreement, provide the Core Services set forth in Exhibit 1, except as otherwise provided in Exhibit 2.

3. SUPPLEMENTAL SERVICES

        3.1 Supplemental Services. Supplemental Services may include as applicable (i.) conversion services to convert Customer data; (ii.) system setup such as the establishment of benefit plans, pricing information, tracking information, capitation rules, procedure and diagnosis code files and fund accounting and billing rules; (iii.) services for modifying the MPOWER Software for enhancements and modifications; (iv.) training support after initial training; (v.) consulting services; and (vi.) project coordination and management for the above Supplemental Services. All such Supplemental Services shall be described in an applicable Work Order and shall be undertaken by MPOWER only pursuant to a Work Order. For services requested by Customer which are beyond the scope of the services generally contemplated hereunder, for special circumstances, or if the geographic location in which any MPOWER services are to be provided for Customer demands higher labor or resource costs, MPOWER will provide Customer with written notice, and MPOWER reserves the right to propose a new fee structure or different rates, which fee structure or rates will be detailed in the appropriate Work Order.

        3.2 Enhancements and Modifications Under Work Orders. Pursuant to this
Section 3.2 and the applicable Work Order, Customer may identify enhancements or modifications which it desires to have MPOWER make to the MPOWER Software, such as integration to other software systems, modifications for legal requirements, and other functional enhancements. Customer shall be responsible for providing to MPOWER a description of the changes which Customer requests to be made in the MPOWER Software. MPOWER shall have the right to design any Customer requested enhancements or modifications in a way which, in MPOWER's reasonable opinion, will not adversely affect the MPOWER Services or the structure or performance of the MPOWER Software or will have general applicability. In the event MPOWER agrees to provide such enhancements or modifications to the MPOWER Software, such enhancements or modifications shall be owned by MPOWER and licensed to Customer as part of the MPOWER Software subject to Section 2. Resources utilized by MPOWER in providing services pursuant to any such requests will be detailed in applicable Work Orders.

        3.3 Data Integrity. Customer acknowledges that, although MPOWER may, as part of Supplemental Services, perform certain conversion tasks (for which MPOWER shall be responsible), including development of files and programs for the conversion of Customer data into formats for the MPOWER Software, the quality and integrity of all Customer data


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provided to MPOWER, and the results obtained or resulting from poor or inaccurate data are solely Customer's responsibility.

        3.4 Access. In order for the Supplemental Services to be completed in a timely and successful manner, Customer shall provide MPOWER with such access to applicable information and key Customer personnel as MPOWER may reasonably request from time to time during the period the Supplemental Services are being performed. In connection with the Supplemental Services, MPOWER will be entitled to submit various materials, including time schedules, business requirements, specifications, and test results, for Customer's review, comment, sign-off, or approval. Customer will respond to each such request as soon as reasonably practicable, and, in any event, in a time frame consistent with the applicable project plan, and shall not unreasonably withhold any sign-off or approval requested by MPOWER.

4. ACCEPTANCE

        For all deliverables, including the MPOWER Software and General System Enhancements and Customer-specific enhancements and modifications provided pursuant to an applicable Work Order, whether for MPOWER Processing or for Customer Processing, Customer shall, within thirty (30) days of receipt of the deliverable, or within such other time period as may be agreed to in writing by the parties, review and, if applicable, test the deliverable and approve it or notify MPOWER in writing of non-approval, documenting in reasonable detail any and all material defects in the deliverable which prevent it from conforming to the Documentation or specifications therefor, as applicable. Work Orders for Customer enhancement requests will include specification of an acceptance text period that is mutually agreed to by Customer and MPOWER and which shall be reflective of the estimated size and complexity of the deliverable specified by the Work Order. MPOWER shall, upon receipt of such notice, use its best efforts to correct any such material failures and shall notify Customer of its completion thereof. Customer shall, after receipt of said notice, review the deliverable and report. Customer shall do so promptly using diligent efforts, but in no event shall such process exceed fifteen (15) days. The above cycle shall be repeated as is necessary. A deliverable shall be deemed accepted by Customer if either:

            (a) Customer notifies MPOWER in writing of its acceptance and the acceptance date shall then be the date of such notice;

            (b) Customer fails to notify MPOWER in writing within the applicable time period of any material defect in the deliverable and the acceptance date shall then be the last day of said period; or

            (c) Customer places in productive use any portion of the deliverable and the acceptance date shall then be the thirtieth day of such productive use. Productive use for purposes of the foregoing shall not include the use by Customer of the MPOWER Software in a parallel processing environment where Customer is utilizing the MPOWER Software to process a limited number of Members during a reasonable period of time for the purpose of testing the MPOWER Software. Furthermore, notwithstanding the above, the acceptance date shall not be considered completed as long as any online production processing is still being conducted by Customer on the MPOWER mainframe because of MPOWER's inability to transfer all of Customer's business processing from the mainframe platform to Customer's client-server platform.

        Customer agrees that it will so test any modifications or enhancements made by MPOWER for Customer under an applicable Work Order and made part of a Release and all General System Enhancements. The version and release of the MPOWER Software so accepted by Customer shall be deemed the current Shelf Version. Customer and MPOWER shall maintain copies of each Shelf Version. The obligation of MPOWER to maintain any enhancements or modifications made specifically for Customer that are nor part of either General System Enhancements or a Release shall be specified in the Work Order that authorizes such enhancements or modifications or in a subsequent Work Order.

5. FEES AND CHARES

        5.1 Fees and Charges. The Fees for the MPOWER License and Services are described in Exhibit 2 attached hereto.

        5.2 Timeliness of Payment. All Fees payable by Customer hereunder shall be paid by Customer on a monthly basis. Any applicable Remote Processing Fees shall be due and payable in advance at the beginning of each month. Any other sum due MPOWER hereunder for which a time for payment is not otherwise specified will be due and payable within twenty (20) days after the date of Customer's receipt of an invoice therefor from MPOWER. If Customer fails to pay any amount due within thirty (30) days from the due date, late charges of 1 1/2% per month shall also become payable by Customer to MPOWER. In addition, failure of Customer to fully pay any amount due within sixty (60) days after the due date shall be deemed a material breach of this Agreement and shall be sufficient cause for immediate termination hereof. If Customer fails to pay, when due, any amount payable hereunder or fails to fully perform its obligations hereunder, Customer agrees to pay, in addition to any amount past due, plus interest accrued thereon, all reasonable expenses incurred by MPOWER in enforcing this Agreement including but not limited to all expenses of any legal proceeding related thereto and all reasonable attorneys' fees incurred in connection therewith. No failure by MPOWER to request any such payment or to demand any such performance shall be deemed a waiver by MPOWER of Customer's obligations hereunder or a waiver of MPOWER's right to terminate this Agreement.

        5.3 Fee Changes. Not Applicable.

        5.4 Taxes. There will be added to any charges under this Agreement, and

Customer will pay to MPOWER, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement or the services or materials provided hereunder, or Customer's use thereof, including state and local sales, use, privilege or excise taxes based on gross revenue, and any taxes or amounts in lien thereof paid or payable by MPOWER in respect of the foregoing, but excluding any franchise taxes, taxes based on the adjusted gross income of MPOWER, and employee withholding, FICA., and other taxes relating to MPOWER personnel performing services hereunder.

6. PROBLEM RESOLUTION

        Subject to the limitations in support for prior Releases provided by MPOWER as set forth in Section 3 hereof, in the event MPOWER receives notice from Customer of a Critical Failure in the most current Release of the MPOWER Software or in the one prior Release immediately preceding the most current Release of the MPOWER Software, pursuant the notice provisions of Section 16.4, MPOWER agrees to respond to such notice by assigning a qualified individual to attempt to remedy the Critical Failure, and agrees to use commercially reasonable efforts to remedy the Critical Failure in accordance with the provisions of Section 8.2 herein commensurate with the severity of the problem and the timeliness and quality of information regarding the problem received from Customer in accordance with the Definition, Support and Time Frame for Resolution paragraphs of the Help Desk section of Exhibit 1.

7. CUSTOMER RESPONSIBILITIES

        7.1 Customer Responsibilities. Customer acknowledges that MPOWER Software reflects certain interdependent relationships, such as exist among the data variables, logic rules and system functions of the MPOWER Software. Customer further acknowledges that it is required and has a responsibility to understand such data variables, logic rules and system functions, and their interdependent relationships, and to define for its own purposes such data variables, logic rules and system functions to the MPOWER Software in such a way that the MPOWER Software will provide the functionality desired by Customer. Customer acknowledges that it has or will hire and will maintain on its staff personnel who are able to understand and define such data variables, logic rules, system functions and interdependent relationships. Customer further acknowledges that, even though MPOWER may assist Customer personnel in performing these tasks, the responsibility for the effective definition and maintenance of these data variables, logic rules and system functions resides with Customer and not with MPOWER, unless Customer specifically requests MPOWER to perform these tasks at the Supplemental Services Fees. Notwithstanding the foregoing, nothing herein shall relieve MPOWER of responsibility for the assistance that it may provide to Customer hereunder.

        7.2 Testing. Customer acknowledges that it will undertake testing of the MPOWER Software and of the basic functionality and interdependency of its customer-defined data variables, logic rules and system functions as set forth in Section 4 herein, prior :o commencing use of the MPOWER Software for its business.

        7.3 Customer Data. Except as may be provided under an applicable Work Order, Customer shall be responsible for inputting and ensuring the accuracy, validity and completeness of all data variables, logic rules, system functions and Customer data, including but not limited to group, subscriber, Member, provider, utilization, encounter, claims, capitation, fund accounting, billing, collection, broker, benefits, product contract, provider contract, provider fees, standard business measures, and other similar or related data. Customer shall also be responsible for inputting and ensuring the accuracy, validity and completeness of all user-defined report definitions, all report and batch production job specifications and priority scheduling criteria. Customer shall also be responsible for initiating, monitoring, operating, printing and ensuring the accuracy, validity, and completeness of all print outputs and file downloads, including but not limited to all reports, premium bills, checks, etc., determining how many and on what print stock such outputs are to be printed or into which files or programs on Customer controlled computers such files are to be downloaded and manipulated, at Customer's own initiative, responsibility and risk. Customer hereby acknowledges responsibility for generally controlling all aspects related to the production, distribution and control of such outputs. Customer further acknowledges that, notwithstanding the responsibility of MPOWER to have used due care and diligence in the design and documentation of the System, the accuracy of Customer's database within the MPOWER. Software and the accuracy of the several outputs of the MPOWER Software, including but not limited to, outputs that control the billing, receipt or expenditure of moneys, will be dependent on the accuracy and use of the data variables, logic rules, system functions and Customer data input into the MPOWER Software by Customer and verified by Customer. Notwithstanding the foregoing, nothing herein shall relieve/MPOWER of responsibility for the assistance that it may provide to Customer hereunder.

        7.4 Other Customer Obligations. In addition to its obligations hereunder, Customer will on a timely basis:

               (a) Establish appropriate priorities for Customer, on a regular basis and no less frequently than every three months, that relate to MPOWER Services and communicate the same to MPOWER. Customer recognizes that changes in such priorities may result in additional fees hereunder for additional staff, as Incremental Support, or reordering of other priorities to provide MPOWER Services within the current Fee structure;

               (b) Cooperate with MPOWER by, among other things, making available, as reasonably requested by MPOWER, management decisions, information, approvals, and acceptances in order that MPOWER may properly accomplish its obligations and responsibilities hereunder;

               (c) Carefully inspect and review all MPOWER generated reports and other output and notify MPOWER of any incorrect reports or output;

               (d) Personalize, maintain, reproduce and distribute (solely for Customer's internal use) procedure manuals and documentation used by Customer personnel in connection with the MPOWER Services and Software;

               (e) Train applicable Customer personnel in the proper use of MPOWER Software;

               (f) Pay all costs of acquisition, installation, use and maintenance of equipment at Customer's site, as required for the performance of MPOWER Software and Services;

               (g) Properly maintain the Customer equipment at all Customer sites;

               (h) Properly maintain the operating environment, operating system, network and database software as agreed to between the parties;

               (i) Such other responsibilities as set forth herein.

Customer agrees that to the extent its failure to meet its obligations set forth in this Section affects the ability of MPOWER to perform MPOWER's obligations under this Agreement, MPOWER shall be relieved of such obligations.

8. WARRANTIES

        8.1 MPOWER warrants that it either owns the rights to the MPOWER Software or has the right to grant the license to Customer herein, and that it either owns or has licensed in the manner contemplated by this Agreement any other software used in the provision of the MPOWER Services to Customer, including but not limited to the enhancements or modifications provided by MPOWER pursuant to an applicable Work Order. MPOWER warrants that the MPOWER. Software, including without limitation each component or part thereof, does not and will not infringe upon or violate any patent, copyright, trademark, trade secret or other proprietary or contractual rights of any third party.

MPOWER shall, at its own expense indemnify, defend, settle and hold harmless Customer and its officers and employees, from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable legal fees) directly arising out of any such claim that the Shelf Version of the MPOWER Software infringes upon or violates any United States patents, copyrights, trademarks, trade secrets or other proprietary, contractual or intellectual property rights of any third party; provided, however, Customer must send MPOWER written notice of any claim relating to such infringement promptly after Customer receives notice of the same and Customer fully cooperates, at MPOWER's expense, in the defense of any such claim. Following such notice of a claim or of a threatened or actual suit, MPOWER shall, upon written notice to Customer and at MPOWER's expense, either: (a) procure for Customer the right to continue using such MPOWER Software; (b) replace or modify same so that it becomes non-infringing; or, (c) grant to Customer a refund for said MPOWER Software based upon a five
(5) year straight line depreciation if neither (a) nor (b) are reasonably possible, in MPOWER's sole discretion. The foregoing states the entire liability of MPOWER and the sole remedy of Customer with respect to any infringement or claimed infringement by the MPOWER Software.

Notwithstanding the foregoing, MPOWER shall not be obligated to defend, indemnify or hold Customer harmless from and against any claim, suit proceeding or allegation (i.) asserted by a parent, subsidiary or affiliate of Customer or any Related Party; (ii.) resulting from Customer's additions to, changes in, or enhancements or modifications of the MPOWER Software; (iii.) resulting from Customer's use of the MPOWER Software in combination With non-MPOWER Software, unless MPOWER has agreed to provide support for the interface in which case, MPOWER agrees to the warranties described in the applicable Work Order or contract addendum; or (iv.) resulting from Customer's misuse of the MPOWER Software.

        8.2 MPOWER warrants that the Shelf Version of the MPOWER Software will function as set forth in MPOWER's User Documentation, including all updates and enhancements thereto. MPOWER covenants and warrants that all improvement and enhancements of the MPOWER. Software provided by MPOWER will be compatible with, and will not materially diminish the features or functions of, or the specification of the Shelf Version of the MPOWER Software, and that the Shelf Version of the MPOWER Software will be compatible with the equipment described in the Documentation. MPOWER warrants that User Documentation shall reflect the operation of the MPOWER Software, and MPOWER shall, at no additional cost to Customer, correct any User Documentation that does not conform to this warranty. If the Shelf Version of the MPOWER Software fails to meet the warranty described in this Section 8.2 and Customer gives MPOWER notice thereof, MPOWER shall correct the failure, provided that Customer gives MPOWER derailed information regarding such failure.

        8.3 MPOWER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8. MPOWER SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR. A PARTICULAR PURPOSE OF THE MPOWER SERVICES OR THE MPOWER SYSTEM, OR THE COMPLIANCE OF THE FOREGOING WITH ANY LAW, REGULATION OR ORDER.

9. LIMITATION OF LIABILITY

        NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MPOWER SHALL NOT BE LIABLE FOR ANY CLAIM ARISING FROM TILE USE OF SOFTWARE OR DATA WHICH HAS BEEN MODIFIED BY ANYONE OTHER THAN MPOWER, NOR FOR ANY CLAIM ARISING FROM THE USE OF ANY SOFTWARE OR EQUIPMENT DEVELOPED OR MODIFIED BY CUSTOMER OR WHICH HAS BEEN PROVIDED TO OR ACQUIRED BY CUSTOMER UNDER ANY LICENSE OR OTHERWISE FROM ANY THIRD PARTY.

        EXCEPT AS PROVIDED IN SECTION 8.1 WITH RESPECT TO MPOWER's EXPRESS OBLIGATIONS TO INDEMNIFY CUSTOMER FOR LIABILITIES TO THIRD PARTIES, MPOWER's SOLE AND TOTAL LIABILITY TO CUSTOMER RELATED TO THIS AGREEMENT WHETHER IN CONTRACT OR TORT OR OTHERWISE SHALL BE LIMITED TO CUSTOMER'S ACTUAL DIRECT DAMAGES NOT TO EXCEED THE SUM OF THE LICENSE FEES AND REMOTE PROCESSING FEES PAID BY CUSTOMER TO MPOWER UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRIOR TO THE BREACH OR CAUSE FOR WHICH THE DAMAGES ARE CLAIMED. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTIONS OR CLAIMS IN THE AGGREGATE INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN TWO (2) YEARS PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST MPOWER, EXCEPT THAT IN NO EVENT SHALL THE FOREGOING LIMITATION EXTEND ANY APPLICABLE STATUTORY LIMITATION PERIOD. CUSTOMER AND MPOWER EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS CONTAINED HEREIN REPRESENT THE PARTIES' AGREEMENT AS TO THE ALLOCATION OF RISK BETWEEN THE PARTIES IN CONNECTION WITH MPOWER's OBLIGATIONS UNDER THIS AGREEMENT. THE PAYMENTS PAYABLE TO MPOWER IN CONNECTION HEREWITH REFLECT THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES IN THIS AGREEMENT.

        MPOWER hereby is not assuming or otherwise responsible for, expressly or implicitly, any obligation or liability of any kind whatsoever of Customer. Customer shall and hereby does agree to indemnify and hold MPOWER harmless from any and all claims, lawsuits, liabilities, expenses, costs, damages and fees arising from or in connection with Customer's misuse of the MPOWER Services or MPOWER Software in breach of its obligations hereunder. Customer, and not MPOWER, shall be responsible for Customer's provision of services or products to any third party.

10. OTHER PROVISIONS

        10.1 Inspection Rights. If MPOWER provides Remote Processing Services to Customer, MPOWER will provide such auditors and inspectors as Customer may from time to time designate in writing, with reasonable access to any data center from which MPOWER is providing services hereunder for the limited purpose of performing audits or examinations of Customer. MPOWER will provide to such auditors and inspectors any routine assistance that they reasonably require, rendered in connection with any such audit or inspection.

        10.2 MPOWER Audits. Customer shall maintain adequate hooks and records relating to its usage of the MPOWER Software and MPOWER Services and the Fees due to MPOWER hereunder. MPOWER shall have the right, upon request, and in connection with Customer's annual audit, to have Customer's auditors perform an audit of Customer's books and records with respect to the MPOWER Software and MPOWER Services and the Fees due to MPOWER hereunder. The cost of such audit shall be borne by MPOWER solely to the extent that the auditors' services are substantially different from or greater than those that the auditors would ordinarily perform for Customer. Any over/under payment between the reported usage of the MPOWER Software and the MPOWER Services and the Fees due to MPOWER hereunder and the actual amount shall be paid by the appropriate party, or applied as a credit by MPOWER, within thirty (30) days of notification of said amount.

11. TERM OF AGREEMENT AND PROVISIONS FOR TERMINATION

        11.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for seven (7) years unless otherwise terminated pursuant to this Agreement. The agreement will be extended for an additional 36 months upon the mutual written agreement of the parties. The parties mutually agree to inform the other party, at least 120 days prior to the Termination of this Agreement, as to whether or not they wish to negotiate a new agreement which would be effective upon the Termination of this Agreement.

        11.2 Termination for Cause. In the event that either party hereto materially or repeatedly defaults in the performance of any of its duties or obligations hereunder (except for a default in payments to MPOWER) and does not substantially cure such default within one hundred twenty (120) days after being given written notice specifying the default, or, with respect to those defaults which cannot reasonably be cured within one hundred twenty (120) days, if the defaulting party fails to proceed promptly after being given such notice to commence curing the default and thereafter to proceed to cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

        11.3 Termination for Nonpayment. In the event that Customer defaults in the payment when due of any amount due to MPOWER hereunder, and does not cure such default within sixty (60) days after the date of receipt the invoice, then MPOWER may, by giving written notice thereof to Customer, terminate this Agreement as of a date specified in such notice of termination.

        11.4 Termination for Insolvency. In the event that either party hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer {or k, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination. Furthermore, in the event that MPOWER becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then Customer may exercise the Source Code Buyout for 50% of the fees shown in Exhibit 2, provided, however, that Customer may only use the source code for the same purposes granted by the object code License and may nor create Derivative Works therefrom, not use the source code for relicense nor resale.

        11.5 Termination Without Cause. In the event Customer ceases all Customer Processing or Remote Processing Services, then MPOWER may terminate, at ks option, this Agreement and License upon thirty (30) days written notice. Customer may terminate this Agreement without cause with one hundred eighty
(180) days advance written notice to MPOWER subject to Customer's payment to MPOWER of all outstanding fees incurred prior to the date of termination, all applicable termination fees as provided in any Exhibit 2, and any applicable early termination fees specified in Exhibit 2.

        11.6 Termination Assistance. Upon the termination of this Agreement for any reason, MPOWER will provide to Customer such termination assistance, at MPOWER's Personnel Resources Rate plus Expenses, as may be reasonably requested by Customer and scheduled by MPOWER. If this Agreement is terminated, then Customer will pay MPOWER, on the first day of each month and as a condition to MPOWER's obligation to provide such termination assistance to Customer during that month, an amount equal to MPOWER's reasonable estimate of the total amount payable to MPOWER for such termination assistance for that month.

        11.7 Outstanding Amounts. Termination of this Agreement shall entitle MPOWER to payment and Customer shall be obligated to pay for the provisions of any and all

MPOWER Services rendered by MPOWER under this Agreement prior to the date of such termination, all outstanding fees incurred prior to the date of termination and the lump sum of all remaining ILF payments due by Customer under Exhibit 2 (except as provided in Section 11.2 herein).

        11.8 Customer Data. In the event that either party terminates this Agreement, Customer retains ownership of all membership data and all other Customer data in the MPOWER System. If MPOWER is providing Customer with Remote Processing Services, MPOWER shall return same go Customer at the time of termination in MPOWER's standard tape record format. Any support by MPOWER to provide data in other than MPOWER's standard format shall be billed as Termination Assistance per section 11.5 above.

        11.9 MPOWER Software. Unless otherwise provided in this Agreement, Customer agrees that upon termination of this Agreement, the License granted hereunder shall also terminate and Customer shall cease using the MPOWER Software and shall return to MPOWER or destroy, within thirty (30) days after such termination, the original and all copies of such MPOWER Software and Documentation. Except for termination resulting from the material breach on the part of Customer, including without Limitation, breach of its Confidentiality obligations or failure to timely make any payment hereunder, Customer shall be permitted to continue to use the MPOWER Software pursuant to all the terms and conditions set forth in this Agreement for up to a maximum of six (6) months following such termination for the sole purpose of transitioning Members to an alternate processing software, provided (i.) Customer remains obligated to pay MF during such period; (ii.) MPOWER has no further obligations to provide Core Services, new Releases, fixes to Nonconformities or Critical Failures, and (iii.) the MPOWER Software is no longer warranted. If Customer destroys the MPOWER Software, all copies thereof and Documentation, within thirty (30) days of such destruction an officer of Customer shall certify to MPOWER in writing that the MPOWER Software and all copies and Documentation thereof have been destroyed. Due to the nature of the MPOWER Software and the need for its protection as a trade secret and confidential proprietary information, time is of the essence in its return or destruction, and in the event of Customer's failure to do so within the time provided herein, Customer agrees that MPOWER shall be entitled to obtain injunctive relief to require such return or destruction and reasonable attorneys' fees and costs incurred in obtaining such injunctive relief.

12. CONFIDENTIALITY

        12.1 Confidential Information. "Confidential Information" shall mean information such as customer lists, business plans, operation plans, client information, application software programs and documentation licensed by third parties to Customer or MPOWER, the MPOWER Software, the User Documentation, Functional Documentation and the System Documentation, which are disclosed by Customer or MPOWER to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. In addition, Confidential Information shall also include any other materials relating to MPOWER's business or the business of Customer which are designated in writing as confidential at the time of disclosure by Customer or MPOWER, or is identified orally at the time of the disclosure as confidential and confirmed in writing within one week of such disclosure, and which are disclosed by Customer or MPOWER to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. The following information shall not be deemed Confidential Information, and a party and that party's employees shall have no obligation with respect to any such information which:

               (a) is or falls into the public domain through no wrongful act of a party or that party's agents or employees; or

               (b) is rightfully received from a third party without restriction and without breach of this Agreement; or

               (c) is approved for release by written authorization of an officer of a party; or

               (d) is disclosed pursuant to the requirements of a governmental agency or operation of law; or

               (e) is already in possession of a party or that party's employees as evidenced by their records and is not the subject of a separate non-disclosure or confidentiality agreement with either of them.

        12.2 Standard of Care. Each party hereby agrees that it and its respective officers, employees, agents, contractors, assignees, and successors shall (i.) keep all Confidential Information received from the other party strictly confidential, (ii.) instruct their officers, employees, agents, contractors, and permitted assignees and successors, who have access to such Confidential Information, to use the same degree of care and discretion with respect to the Confidential Information of the other party, or of any third party utilized hereunder, that MPOWER and Customer each require with respect to their own most confidential information, (iii.) use and disclose such information solely for the purposes and in the manner set forth in this Agreement, (iv.) not disclose any such information to any other person, corporation, governmental agency or other entity without the express written permission of the other party, except that Customer may (a) allow, with Customer applying reasonable standards of system security, Customer's clients, providers, Members, Members' employers and others with a need to use the MPOWER. Software as users in the normal course of the Customer's business and may disclose to such persons as much of the User Documentation as is necessary for their effective use of the MPOWER Software in the normal course of the Customer's business without obtaining a Non-Disclosure Agreement and (b) Customer may disclose the MPOWER Software and Documentation to outside consultants or other third parties having a need to know such Confidential Information for purposes of this Agreement, and provided said consultants or third parties agree to hold the MPOWER Software and Documentation in confidence, and have executed a Non-Disclosure Agreement in the form annexed hereto as Exhibit 4, and (c) disclose the User Documentation to Related Parties and Non-Related Parties in order for Customer to be able to provide and for such parties to be able to effectively receive and utilize Customer Processing, provided said Related and Non-Related Parties agree to hold the User Documentation in confidence subject to the provisions herein, and have executed a Non-Disclosure Agreement substantially in the form annexed hereto as
Exhibit 4. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO MPOWER SOURCE CODE AND SYSTEM DOCUMENTATION, IN ADDITION TO ITS OBLIGATIONS SET FORTH HEREIN, CUSTOMER SHALL USE NO LESS THAN THE SAME DEGREE OF CARE AND DISCRETION THAT CUSTOMER REQUIRES WITH RESPECT TO ITS MOST VALUABLE TRADE SECRET INFORMATION. Notwithstanding the foregoing, Customer may not disclose MPOWER's Confidential Information to any of the parties identified by MPOWER in Exhibit 5, as such Exhibit may be updated from time to time by MPOWER, or to their employees, agents or consultants. Customer shall institute the necessary security policies and procedures to meet its obligations hereunder. Notwithstanding the foregoing, the mere viewing of data input screens or the review of output screens and reports generated by released MPOWER Software by third parties, not in competition with MPOWER, shall not be deemed a disclosure of MPOWER Confidential Information.

        Without limiting the foregoing, Customer shall use its reasonable efforts to cooperate with MPOWER in identifying and preventing unauthorized use, copying, or disclosure of the MPOWER Software and MPOWER Confidential Information, or any portion thereof.

        Customer shall indemnify and hold harmless MPOWER and its officers and employees from and against any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees) arising in any way out of use not in compliance with this Agreement or of any breach of the Confidentiality obligations hereunder by Customer, or its subsidiaries and affiliates, or any entity controlling, controlled by or under common control with Customer or any Related Party. Customer's liability shall be limited to MPOWER's actual direct damages not to exceed the sum of the license fees and remote processing fees paid by Customer to MPOWER under this Agreement during the six (6) months immediately prior to the breach or cause for which the damages are claimed.

        MPOWER shall indemnify and hold harmless Customer and its officers and employees from and against any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees) arising in any way out of use not in compliance with this Agreement or of any breach of the Confidentiality obligations hereunder by MPOWER, or its subsidiaries and affiliates, or any entity controlling, controlled by or under common control with MPOWER, subject to the limitations of liability outlined in Section 9.

13. DISPUTE RESOLUTION

        In the event of a dispute between the parties arising out of or relating to this Agreement, then, upon the written request of either party, each of the parties will appoint a designated representative to endeavor to resolve such dispute. The designated representatives will negotiate in good faith to resolve the dispute. Initially, disputes will be handled by the MPOWER Account Representative and the Customer's designated liaison with MPOWER, or his/her equivalent, and if they are unable to reach a resolution, the dispute will be presented to the Chief Executive Officer of MPOWER and the Chief Executive Officer of Customer for resolution. If the matter has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure (which period may be extended by mutual agreement), the controversy shall be serried by arbitration in accordance with the American Arbitration Association (the "Association) under the Commercial Arbitration Rules of the Association there in effect, by a panel of three (3) arbitrators knowledgeable in the computer area. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be in the jurisdiction in which the principal place of business of the party not filing arbitration is located (i.e., Albuquerque, New Mexico for MPOWER and Jacksonville, Florida for Customer). Each party shall pay its own costs and expenses.

14. BACKUP AND DISASTER RECOVERY SERVICES AND AUDIT

        14.1 Backup. In the event that MPOWER provides Customer with Remote Processing Services, MPOWER will establish and maintain reasonable safeguards against the destruction, loss or alteration of Customer data in the possession of MPOWER. In the event that additional safeguards for Customer data are reasonably requested by Customer, MPOWER will provide such additional safeguards and Customer shall reimburse MPOWER for any additional costs incurred by MPOWER.

        14.2 Disaster Recovery. In the event that MPOWER provides Customer with Remote Processing Services, MPOWER shall maintain an agreement or arrangement with a third party to provide MPOWER a disaster recovery sire with facilities sufficient to enable MPOWER to provide a continuation of MPOWER Services in the event the MPOWER System is unavailable for an extended period of time.

        14.3 Notification. In the event that MPOWER provides Customer with Remote Processing Services, MPOWER will provide customer with a current copy of MPOWER's Backup and Disaster Recovery procedures and the results from Annual Testing and EDI Audit.

15. RELATIONSHIP MANAGEMENT

        15.1 Meetings. MPOWER and Customer agree to regularly discuss business and relationship strategies affecting both parties. MPOWER and Customer further agree to have regularly scheduled communications to summarize current activities, performance results, error corrections and work efforts, as well as the future planned activities.

        15.2 Liaison. During the term of this Agreement, each party will provide a liaison who (i) will have overall management responsibility for the performance by the party hereunder, (ii) will have primary operational responsibility, and (iii) will serve as the party's primary liaison with the other party with respect to performance under this Agreement. Customer may have primary liaison replaced for cause.

16. GENERAL

        16.1 Independent Contractor. MPOWER, in performing its obligations under this Agreement, is acting only as an independent contractor of Customer and the rights and responsibilities of the parties shall be determined accordingly.

        16.2 Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute of the other party or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof. In the event that either party is excused from performance hereunder pursuant to this Section, then that party shall take all reasonable actions to resume, or provide alternative performance of its obligations hereunder as soon as feasible.

        16.3 Governing Law: Jurisdiction and Venue. This Agreement shall be construed and enforced according to the laws of the State of New Mexico without reference to principles of conflicts of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the jurisdiction in which the defendant's principal place of business is located (i.e., the State and Federal courts of Albuquerque, New Mexico for MPOWER and the State and Federal courts of Jacksonville, Florida for Customer), and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        16.4 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery against signed receipt; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) over-night delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

               16.4.1.       If to MPOWER, to:

                             MPOWER Solutions Inc.
                             2300 Buena Vista S. E., Suite 128
                             Albuquerque, NM 87106
                             Attn.: Chief Executive Officer
                             Fax 505.244.5913

               16.4.2.       If to Customer, to:
                             Employers Mutual, Inc.
                             9716 San Jose Boulevard, Suite 200
                             Jacksonville, FL 32257
                             Attn.: Chief Executive Officer
                             Fax 904.262.0663

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) provided for above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        16.5 Insurance. During the term of this Agreement, each party will maintain insurance coverage, such coverage to bear the risks associated with the performance of this Agreement as is reasonable, prudent and advisable under the circumstances and will provide evidence of or otherwise demonstrate such capability to the other party upon the other party's reasonable request from time to time.

        16.6 Assignment. Customer may assign this Agreement, upon notice to, but without the consent of, MPOWER, to a third party which is not a direct competitor, as set forth in Exhibit 5, of MPOWER's software business if all, or substantially all, of Customer's business utilizing the MPOWER Software is concurrently sold, assigned or transferred to such third party, and, further provided, that such third party agrees in writing to adhere to the limitations of the license granted herein, including that the license extends only to the business transferred or to logical extensions thereof, and not to other business conducted by the third party at the time of the assignment, transfer or sale, or thereafter acquired, unless additional license fees are paid to MPOWER. This Agreement and Customer's rights or obligations hereunder may not be otherwise assigned or transferred by Customer to another entity whether by assignment, merger, transfer of assets, sale of stock of Customer, operation of law or otherwise without the prior written consent of MPOWER. MPOWER may assign this Agreement upon notice to, but without the consent of, Customer, provided that the assignee agrees to continue the obligations of the Agreement, otherwise, MPOWER may not assign this Agreement to a third party without the prior written consent of Customer. This Agreement shall inure to the benefit of and be binding upon the parties, their permitted successors and their permitted assigns.

        16.7 Termination of the Prior Agreement. Customer and MPOWER agree that upon (i) the conversion of Customer data from the MPOWER mainframe computer to Customer's RS6000 computer, (ii) the processing of such data in a live transaction environment, and (iii) the payment by Customer, and receipt by MPOWER, of the first installment of the ILF, rhea the Prior Agreement shall be considered thereby immediately terminated according to the terms thereof, provided that any terms of the Prior Agreement that survive the termination thereof shall, in accordance with the terms of the Prior Agreement, survive the termination thereof. It is the intention of this Agreement that Customer shall not be liable for duplicate payment in any month of the Remote Processing Fees defined in the Prior Agreement and the ILF in this Agreement, unless Customer decides to prepay an ILF installment prior to the commencement of production processing under this Agreement.

        16.8 Entire Agreement. This Agreement, including any Exhibits or Schedules referred to herein and attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

        16.9 Publicity. It is the intent of Customer to reference MPOWER's name and the MPOWER Software in its sales and marketing material. It is the intent MPOWER to use Customer's name in its customer list and in marketing and sales material. Customer shall have the right to list MPOWER's name and the MPOWER Software in its sales and marketing materials and presentations, provided that such listing(s) does not state or imply a recommendation, approval or testimonial by MPOWER, and MPOWER shall have the right to list Customer's name on customer lists, provided that such listing(s) does not state or imply a recommendation, approval or testimonial by Customer. Each party hereby gives the other party approval to use its name, trade name, service marks, trademarks, trade dress or logo in such publicity releases, advertising or similar activities. Each party agrees to cooperate with the other party- in developing case study or other material that may be used in sales and marketing material that may state a recommendation, approval or testimonial of the other party.

        16.10 Export Assurance. Notwithstanding anything contained herein to the contrary and regardless of any disclosure made by Customer to MPOWER of any ultimate destination of the MPOWER Software, Customer shall not export or re-export directly or indirectly the

MPOWER Software acquired from MPOWER, or any technical data derived therefrom, without first obtaining the written approval or required export license to do so from the United States Department of Commerce or any other agency of the United States Government or of any foreign government having jurisdiction over such transaction, when required by an applicable statute, regulation or order. Customer hereby assures MPOWER that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, Washington, DC, transmit or ship the MPOWER Software or any modifications thereto or product thereof, directly or indirectly, to Afghanistan or to the Peoples Republic of China or to any Group Q, S, W, Y or Z country specified in Supplements to Section 370 of the Export Administration Regulations issued by the U.S. Department of Commerce, as may be amended from time to time, or any other applicable regulation.

        16.11 Governmental Restrictions. Customer shall be responsible for complying with all applicable governmental regulations of the United States or any foreign countries with respect to Customer's transport or use of the MPOWER Software outside of the United States, including, but nor limited to import and export restrictions, obtaining any necessary consents, registering or filing any documents and paying any duties, fees or taxes. Customer shall be solely responsible for all costs associated with such compliance. Customer shall defend, indemnify and hold MPOWER harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liability of any kind arising out of the non-compliance with applicable governmental regulations, statute, decree or other obligation with respect to the MPOWER Software outside the United States.

        16.12 General. All provisions of this Agreement relating to confidentiality, nondisclosure, publicity, proprietary rights and indemnity shall survive the cancellation, termination or expiration of this Agreement. The waiver or failure of either party to exercise any right in any instance shoji not be deemed a waiver of any other or further right hereunder. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect. The section headings used herein are for reference and convenience only and shall not enter into the interpretation thereof.

        16.13 Provided Customer signs a Work Order authorizing the following interfaces, MPOWER will provide Customer with eligibility interfaces to Customer for OneCare, Pacificare and PCA within sixty (60) days after live production on the MPOWER ClientServer Software, through an interface engine recommended by MPOWER. and licensed by Customer, provided however that Customer and Customer's clients (OneCare, Pacificare and PCA) support the implementation and eligibility interface processes, as described and to the extent described in the applicable Work Order(s), and authorizes the Work Order(s) in sufficient time to accomplish the tasks. If MPOWER is not able to achieve such interfaces within the timeframe designated in the Work Order, then MPOWER will reimburse

Customer for the equivalent cost of one full time equivalent employee at an annual cost of $30,000 until such time as the interfaces are working.

        16.14 MPOWER will sub-license to Customer for additional license and support fees an interface engine to facilitate electronic data interchange. In no event shall the initial sub-license for such an interface engine exceed $50,000 for the initial license fee, nor $10,000 per year for annual maintenance for at least the first three (3) years of annual maintenance.

        16.15 MPOWER has provided to Customer, a benchmark study. Customer may review this benchmark study to judge whether the RS/6000 equipment configuration that MPOWER has recommended for Customer's current and projected Member volume.

        16.16 Customer and MPOWER will use their best efforts to migrate Customer from Remote Processing Services on MPOWER's mainframe computer to Remote Processing on Customer's RS/6000 equipment at the MPOWER. site.

        16.17 MPOWER and Customer agree as follows:

            a. Customer will serve as a development site and "test lab" implementing MPOWER Solutions new mid-range Implementation plan for MPOWER.

            b. Customer will assist MPOWER Solutions in marketing the MPOWER Software and will serve as a reference site, provide interviews, allow Customer's name and logo to be used in promotional materials and attend selected conferences and presentations on MPOWER's behalf. There will be no use of Customer's clients' names and logos without written consent. MPOWER Solutions will pay Customer for any reasonable travel, lodging or other expenses related to Customer's performance of services under this section 16.17.

            c. MPOWER Solutions will provide reasonable assistance to Customer in "selling" MPOWER capabilities to current and future clients, which shall include, but not be limited to, on-site presentations, providing promotional materials and participating in proposals. Customer will pay MPOWER for any reasonable travel, lodging or other expenses related to MPOWER's performance of services under this section 16.17.

* Confidential Treatment Requested

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


MPOWER Solutions Inc.                        CUSTOMER

By:                                          By: [SIGNATURE ILLEGIBLE]
   ---------------------------                  -----------------------------
Name:                                        Name: [ILLEGIBLE]
     -------------------------                    ---------------------------

------------------------------               --------------------------------
Title:                                       Title: CEO
      ------------------------                     --------------------------
Date:                                        Date:  6/24/98
     -------------------------                    ---------------------------

                             INDEX OF EXHIBITS

        Exhibit 1     -      DEFINITION OF CORE SERVICES

        Exhibit 2     -      LICENSE, PROCESSING AND SERVICE FEES

        Exhibit 3     -      DOCUMENTATION OUTLINE

        Exhibit 4     -      NON-DISCLOSURE AGREEMENT

        Exhibit 5     -      MPOWER IDENTIFIED PARTIES FOR NON-
                             DISCLOSURE

                                    Exhibit 1

                           DEFINITION OF CORE SERVICES

"Core Services" are those services, in addition to the License, that are provided to Customer by MPOWER in consideration for the payment of the License Fees, except as otherwise provided in Schedule B. Core Services shall include the following:

Conversion Plan: MPOWER will provide a template plan for migrating and converting Customer members to the MPOWER Soft, are or the MPOWER System. The template plan will include a description of tasks to be performed, milestones, and deliverables. Customer and MPOWER will mutually agree on initial modifications to the template plan to fit the Customer's specific situation and circumstances. This modified template plan shall be referred to as the "Conversion Plan"; which may be subsequently modified by agreement of the parties from time to time.

Software Installation (if applicable): In accordance with the Conversion Plan, MPOWER will provide up to one hundred-twenty (120) hours of systems support to help install the MPOWER Software on a single Customer CPU(s) designated as follows:

                    CPU Model Number(s):  RS6000/050
                                        ------------------------
                    CPU Serial Number(s): 1063136
                                         -----------------------

Prior to installation of MPOWER Software, Customer shall have installed rise vendor software detailed on Exhibit 6.

Delivery: Unless otherwise requested in writing at the time of final delivery to Customer of any deliverable of the MPOWER Software or of the enhancement or modification provided under any Work Order under the License or applicable Work Order to Customer or any Related Party, all deliverables to Customer or any Related Party shall be by electronic delivery. Customer shall provide appropriate communications linkages to receive such deliveries and shall pay MPOWER the fees stated therefor in Exhibit 2.

Documentation: MPOWER will provide User Documentation and, if applicable, System Documentation and the Functional Documentation for the functions and in the form outlined in Exhibit 4, Documentation.

Help Desk: MPOWER shall provide a "Level Two" Help Desk to answer Customer questions and solve Customer problems for acceptance testing and production activities as further described herein. The Help Desk is staffed 8:00 am to 5:00 p.m., Mountain Time, Monday through Friday. Calls to the Help Desk outside of these hours are rolled over either to MPOWER Operations or pager response. An Inward WATS number (currently 1-800-993- 3677) is available for Help Desk calls at no charge to the Customer. Calls to the Help Desk that represent problems related to the MPOWER. Software or MPOWER System are assigned a Problem Number and entered into the MPOWER. Problem Reporting and Tracking System, where current status is available for reporting back to the Customer.

A "Level Two" Help Desk call is a call from the Customer's internal Help Desk seeking support for questions and problems for production activities that the Customer's Help Desk was notable to resolve on its own (each a "Service Call").

MPOWER represents that Service Calls will be logged and responded to in accordance with its then current Help Desk protocols for severity designation and related response times. MPOWER's current severity designations and related response time protocols are shown in Exhibit 1-A hereto.

Ongoing Support: MPOWER provides ongoing support in the areas of General System Enhancement, correction of Nonconformities, and in certain specific situations, support for modifications, whether made by Customer or MPOWER:

    General System Enhancements: See Section 2.4.

    Correction of Nonconformities: See Section 2.5.

    Support for Modifications: See Sections 2.7 and 2.8(b).

Annual Audit: Annually, beginning within thirty (30) days after the anniversary of the Effective Date, MPOWER, with Customer agreement, will audit the way the Customer is using the MPOWER. Software or MPOWER System, and offer recommendations for more efficient utilization. This MPOWER audit will be performed only with the express proviso that Customer makes available to MPOWER audit team knowledgeable personnel who can fully represent Customer's use of MPOWER Software or MPOWER System.

                             Exhibit 1-A

               Severity Definitions and Resolution Process

-       Severity 1.

        The problem causes complete loss of service ha the production and staging environment and work cannot reasonably continue. The problem or defect has one or more of the following characteristics:

        - Data corruption. Physical or logical data is unavailable or incorrect. Examples: Block format corruption, invalid indices, corruption of meta-data, incorrect results.

        -   Critical functionality is not available.

        - System hangs. The process hangs indefinitely or there is severe performance degradation, causing unreasonable waits for resources or response, as if the system is hanging.

        -   The entire MPOWER application crashes repeatedly.

        - Database process or background processes fall and continue to fall after restart attempts.

        -   Potential for above occurrences is deemed imminent.

Resolution of severity 1: Until the issue is resolved MPOWER Solutions will work on Severity 1 around the dock (7x24). As a result of the severity, the customer must provide MPOWER with a point of contact during the 7x24 period. The customer's point of contact will assist the MPOWER customer support and development scarf in gathering data, testing fixes in the customer's tearing region, and applying fixes to the customer production environment.

-       Severity 2:

        Problem or product defect causes a severe impact on the customer's business regardless of customer environment. No workaround is available, however operations can continue in a restricted fashion. The problem or defect has one or more of the following characteristics:

        - Business Impact Examples: The customer can handle current volume, but will not be able to handle quarter dose, At dose, customer finds totals wrong, but close is not for a few weeks.

        - Internal software error, causing the application to fail to run to completion, or return wrong results, or software error severely decades performance.

        - Some important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

        -   Potential for above occurrences is defined imminent.

        Resolution of Severity 2: MPOWER Solutions will work on Severity 2 bug based on customer assigned priority. Severity 2 fixes will be added in the next scheduled maintenance or patch release.

-       Severity 3.

        Problem or product defect causes minimal impact on the Customer's business. The impact of the problem or defect is minor or an inconvenience, such as a manual bypass to restore product functionality. The problem or defect has one or more of the following characteristics:

        -   A software error for which there is an acceptable workaround.

        -   Software error minimally degrades performance. Software error or

        -   incorrect behavior has minor impact the operation of the system.

        Resolution of Severity 3: Fixes for severity 3 bugs will be added to the priority list for the next major scheduled release of the product. The order of priority for resolving severity 3 issues will be assigned jointly by the Customer and MPOWER.

-       Severity 4.

        The problem or product defect causes NO impact on the Customer's business. The problem or defect is a minor error, incorrect behavior, or a documentation error that in no way impedes the operation of a system.

Resolution of Severity 4: Fixes for severity 4 bugs will be added to the priority list for the next major scheduled release of the product. The order of priority for resolving severity 4 issues will be assigned jointly by the Customer and MPOWER.

                             Exhibit 2

               LICENSE, PROCESSING AND SERVICE FEES

I. LICENSE FEES

        A. License Fees. MPOWER License Fees for the use of the MPOWER Software are broken into three(3) components: (i.) Initial License Fee (ILF) (ii) License Extension Fee and (iii) Maintenance Fee (MF). These components are intended to provide Customer with initial and ongoing rights to use the Software pursuant to the terms of the License, Processing and Services Agreement.

               1. Initial License Fee: The ILF is the initial fee payable by Customer for the License to use the MPOWER Software. The ILF for Customer is set forth in Section B(1) below.

               2. License Extension Fee. The License Extension Fee covers Members added to Customer's business beyond Members covered by the ILF. It is set forth in Section B (2) below.

               2. Maintenance Fee: The MF is the fee payable by Customer for the ongoing License and support for the MPOWER Software, as described in Sections 3.4 and 3.5 of the Agreement.

        B. License Fees (ILF, and MF) and Advanced Payments for Customer and Related Parties

               1.     Initial License Fee.

                      The Initial License Fee payable by Customer for the License of the MPOWER Software for the Subsystems listed below in Subsection II. in this Exhibit B for Customer is $400,000 (less a credit of $95,848.69) which will be payable by Customer in twelve (12) equal installments commencing as of the processing of Members on Customer's RS6000 in a live production environment. The ILF shall permit Customer to use the MPOWER Software for Members that are Members as of the date of this Agreement and for Members that become Members as the result of the natural growth of Customer's existing business. It is the intent of this Agreement that the first month for which Remote Processing Fees under the Prior Agreement are not due is the month when the first installment of the ILF under this Agreement is due.

               2. License Extension Fee. Members added to Customer's business as a result of merger or acquisition, either of Customer, or of another corporation or of a block of business by Customer from another

* Confidential Treatment Requested
                      corporation, may be added to the License by payment of a license extension fee ("License Extension Fee") of [*] ($[*]) per Member when such Members are initially added to the MPOWER Software in a production environment. Subsequent normal growth of Members to this business shall then be covered under the License

               3. Extension Fee thus paid. Maintenance Fee for Customer and Related Parties. The Maintenance Fee for the MPOWER Software for the Subsystems listed below in Subsection II in this Exhibit B for use by Customer will be paid by Customer in accordance with the following schedule:

                             a. $[*] per year paid in twelve equal monthly installments with the first payment due July 1, 1999 for Members covered under the ILF.

                             b.     For Members covered under a License
                                    Extension, the MF shall be an annual fee of [*]% of the License Extension Fee paid by Customer, payable in twelve equal monthly installments with the first payment due in the month following the occurrence of the event triggering the License Extension.

               4. Source Code Buyout Provisions. Customer shall have the option to buyout the rights to the MPOWER Software source code ("Source Code Buyout") upon providing MPOWER with three (3) months advance written notice, according to the following schedule:

                      - up to the third anniversary of the date of this Agreement, upon the single payment to MPOWER of $1,000,000 and any MF payment owed by Customer to MPOWER pursuant to paragraph B.3 above;

                      - upon or after the third anniversary of the date of this Agreement, upon the single payment to MPOWER of $750,000;

                      - upon or after the fourth anniversary of the date of this Agreement, upon the single payment to MPOWER of $500,000; or

                      - upon or after the fifth anniversary of the date of this Agreement, upon the single payment to MPOWER of $250,000.

               * Confidential Treatment Requested

               Upon the exercise of the Source Code Buyout, the terms of the Agreement shall remain unchanged except, (a) Customer shall have the right to modify the MPOWER Software without first obtaining the consent of MPOWER and without notifying MPOWER; (b) Customer shall no longer be entitled to future Releases or General System Enhancements, and (c) Customer shall not be entitled to the future provision of the Core Services. Any services provided by MPOWER to Customer subsequent to Customer's completion of the Source Code Buyout shall be provided as Supplemental Services at MPOWER's then current rates. Upon exercise of the Source Code Buyout, Customer's License shall not change and Customer may use the source code only to the same extent as Customer's License and License Extensions permit. Furthermore, it is explicitly noted that Customer is not permitted to create Derivative Works from the source code not to use it for re-license or re-sale nor on behalf of entities not covered by the License or License Extension.

II.     SUBSYSTEMS OF MPOWER SOFTWARE INCLUDED WITHIN LICENSE FEE

        Group &: Subscriber/Member Enrollment

        Premium Billing & AR

        Provider

        Certification

        Claims

        Capitation & Fund Accounting

        Accounting & Financial Reports (Batch Only)

        Letter Writing

        Communications Tracking

        Data Listing &: Row & Columns Reporting

III.    FEES FOR SUPPLEMENTAL SERVICES

        Supplemental Services Fees, as incorporated in Work Orders, may be either fixed-price or time and materials. Time and materials rates will include the Personnel Resources

        Fees for MPOWER personnel and its subcontractors relative to the MPOWER Software. The Personnel Resource Fees are as follows:

        A. Personnel Resource Fees for MPOWER personnel and its subcontractors relative to Supplemental Services for the MPOWER Software are billable at the following rates:

               For 1998:$[*] per hour
               For 1999:$[*] per hour
               Thereafter: at MPOWER's then current applicable fee schedule.

        B. Total fees for the conversion of Customer from Remote Processing to Customer Processing shall be capped at the sum of $[*], accrued at the mount set forth above as Personnel Resource Fees. The cap shall apply only to MPOWER services related directly to conversion services and shall nor include services and products of third party contractors for third party products, nor shall it include services of MPOWER related to such third party products or contractors. The conversion period will end when Customer commences Customer Processing for any of its customers.

        C. During conversion MPOWER shall charge Customer for third party services as a direct pass through.

        D. After conversion, the rates for outside independent contractors provided by MPOWER for Supplemental Services shall be the greater of (i.) the rates set forth above (for applicable skill sets) or (ii.) a rate to be mutually agreed upon in advance by Customer and MPOWER and set forth in an applicable Work Order

IV.     COMPUTER OPERATIONS FEES

        MPOWER will, at Customer's request, provide, as part of the ILF, computer operations services for Customer by operating Customer's RS6000 computer at MPOWER's facility without additional charge to Customer for the first month of a live production environment on the RS6000, provided Customer is current with its payment of the ILF. After Customer has been in a live production environment for one (1) month, MPOWER will continue to provide computer operations services for Customer by operating Customer's RS6000 computer at MPOWER's facility, at Customer's request, at the rate of [*] dollars ($[*]) per month. Customer must remain current in its payment of the ILF. Computer operations services shall be indicated in an applicable Work Order.

* Confidential Treatment Requested

V.      REMOTE PROCESSING FEES

        Remote Processing Fees shall continue under the Prior Agreement until Customer commences a live production environment under this Agreement. It is not anticipated that there will be Remote Processing Fees under this Agreement, as that term is used in the Prior Agreement. There may be computer operations services under this Agreement and, if so, they will be covered under an applicable Work Order.

VI.     OTHER FEES.

        Other fees may pertain to the use by Customer of the MPOWER System for set-up, testing, training, acceptance testing or other uses not related to the production use of the MPOWER System for processing active Members of Customer or of a Related Party. Such other fees will be indicated in a Work Order and may include fees for third party consultants and vendors.

VII.    PAYMENT BY MPOWER TO EMI FOR CONVERSION OF EMI CUSTOMER
        TO MPOWER LICENSE

        Each Party acknowledges that from time to time a customer of EMI may elect to acquire a license to use the MPOWER Software on its own, and not through EMI. In those cases, where a customer of EMI elects to acquire a license from MPOWER and uses the data and data setups from EMI, MPOWER will pay to EMI a royalty payment of $[*], over the timeframe of the implementation of such customer and initial use by such customer of its own licensed software instance for the MPOWER Software, in consideration of the reduced implementation effort for the MPOWER Software because MPOWER and such customer can use the data and setups already accomplished by EMI. For this consideration, EMI permits MPOWER to use such setups and data for the respective customer. Notwithstanding the above, MPOWER will owe no such payment to EMI for customers that are jointly marketed to and signed as "joint" customers by both MPOWER and EMI under the MPOWER QuickStart program or a similar program. And further, notwithstanding anything else in this Agreement, such QuickStart customers will not be covered under this Agreement and will be assessed computer license or usage fees outside of this Agreement and under a separate agreement or agreements among the parties, including EMI and MPOWER.

* Confidential Treatment Requested

        Exhibit 3

                              DOCUMENTATION OUTLINE

                      MPOWER - USER REFERENCE MANUAL
                             TABLE OF CONTENTS

BATCH SYSTEM                                              VOLUME 1
GROUP & SUBSCRIBER/MEMBER ENROLLMENT SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Group & Subscriber/Member Enrollment Overview

Chapter 3      Group Termination - GRPTRM

Chapter 4      Change Member identification - CHGSID

Chapter 5      Dual / Duplicate Member Report - DUPMEM

Chapter 6      Special Identification Card Program - IDCARD

Chapter 7      Member Month Report - MBRMTH

Chapter 8      Ad Hoc Membership Reporting System - MBRRPT

Chapter 9      MEMCHG

Chapter 10     MEMELG

Chapter 11     Member Outputs - MEMOUT

Chapter 12     Member Listing - NEWLST

Chapter 13     Overage Dependent Label & Listing Program - OVDPLB

Chapter 14     Health Care Financing Administration Reply Data Report

Chapter 15     Subscriber Mailing Labels - SBLBGR

Chapter 16     Subscriber Mailing Labels By Primary Care Physician
               (PCP) - SBLBPV

Chapter 17     Send HCFA Transmission - SDHCFA

Chapter 18     Senior Choice Enrollment - SRCHOI

Chapter 19     Subscriber Labels - SUBLBL

BATCH SYSTEM                                              VOLUME 2
PREMIUM BILLING & ACCOUNTS RECEIVABLE SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Premium Billing & Accounts Receivable Subsystem Overview

Chapter 3      Aged Accounts Receivable Report - AGARMO

Chapter 4      Detailed Accounts Receivable Report - ARDET

Chapter 5      Accounts Receivable Reconciliation - ARRECN

Chapter 6      Cash Receipts List - CSHRCP

Chapter 7      Current Accounts Receivable Report - CURAR

Chapter 8      Produce Premium Bills - PRMBIL

Chapter 9      Detail Of Premium Revenue - PRMREV

Chapter 10     Reset Billing Run - RESBIL

BATCH SYSTEM                                              VOLUME 4
PROVIDER SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Provider Subsystem Overview

Chapter 3      Provider List By Hospital -

Chapter 4      Independent Practice Association Eligibility - IPAELG

Chapter 5      Primary Care Physician Availability Report - PCPAVL

Chapter 6      Provider Information Report - PVINFO

Chapter 7      Provider Mailing Labels - PVLBLS

Chapter 8      Terminated Provider's List Of Members - TRMPCP

BATCH SYSTEM                                              VOLUME 5
CERTIFICATION SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Certification Subsystem Overview

Chapter 3      Acute & Sub-Acute Bed days Report - ASABED

Chapter 4      Catastrophic Utilization Management Report - CATUMA

Chapter 5      Medical Management Detail Report - CRTMMI

Chapter 6      Quality Management Detail - CRTQMI

Chapter 7      Pended Certification Reports - CRTPND

Chapter 8      Hospital Log Listing Report - GENLOG

Chapter 9      Hospital Census Reports - HOSCEN

Chapter 10     Inpatient Summary by Hospital Admissions Report - INPHOS

Chapter 11     inpatient Summary By Physicians Admissions - INPPHY

Chapter 12     Mortality Report - MRTLTY

Chapter 13     Certification By Procedure Grouping - PXAPXG

Chapter 14     Hospital Service Category Report - SVCCAT

Chapter 15     Certification Monthly Statistical Summary - UMSTAT

BATCH SYSTEM                                              VOLUME 6
CLAIMS SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Claims Subsystem Overview

Chapter 3      Aging Report - Claims Set To Pay - AGECLM

Chapter 4      Member Claim Audit - AUDCLM

Chapter 5      Carrier List With Comments - CARCOM

Chapter 6      Carrier Listing - CARLST

Chapter 7      Check Run Program - CHKRUN

Chapter 8      Catastrophic Claims Report - CLMCAT

Chapter 9      Claims Control Listing - CLMCTL

Chapter 10     Claims Processing Performance Report - CLMPPL

Chapter 11     Claim Transaction Report - CLMTRN

Chapter 12     COB Suspended Claims Processing - COBSUS

Chapter 13     Explanation Of Benefits - EOB

Chapter 14     Denial Letter Generation - DENLTR KLM

Chapter 15     Hold Claims - HLDCLM

Chapter 16     Member Claim Detail Report - MBRCDR

Chapter 17     Provider Claim Detail Report - PRVCDR

Chapter 18     Reset Checking Account Codes - RESACT

Chapter 19     Reset Check Run - RESCKS

Chapter 20     Reverse / Unset Claims - REVUNS

Chapter 21     Set Checking Account Code - SETACT

Chapter 22     Disconnect Paid Claims - SETCHK

Chapter 23     Claims Summary By Employee - SUBCLM

Chapter 24     Suspended Claims List - SUSCLA

Chapter 25     Suspended Claims Summary - SUSSUM

Chapter 26     Unpaid Claims Report - UNPDCL

Chapter 27     Batch Claims Processing - BATCLM

BATCH SYSTEM                                              VOLUME 7
CAPITATION & FUND ACCOUNTING

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Capitation & Fund Accounting Overview

Chapter 3      Capitation And Fund Budgeting - CAP JOB

Chapter 4      Fund Status - CFSRPT

Chapter 5      Capitation Deduction Run - CAPDED

Chapter 6      Batch Capitation & Fund Accounting Subsystem Output
               Error Messages

BATCH                                                     VOLUME 8
ACCOUNTING & FINANCIAL REPORTS

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Accounting & Financial Reports

Chapter 3      Claims Lag Report - AETLAG

Chapter 4      Define Report Grouping Codes - DEFINC

Chapter 5      Display Report Grouping Codes - DISINC

BATCH SYSTEM                                              VOLUME 9
LETTER WRITING SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Letter Writing Subsystem Overview

Chapter 3      Submit Batch Letters - BATLTR KLM

Chapter 4      Print Letters - PRTLTR

BATCH SYSTEM                                              VOLUME 10
INTERFACES SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Interfaces Subsystem Overview

Chapter 3      Dental

Chapter 4      Pharmacy Management Interface - INTAPM

Chapter 5      Accounts Receivable Reconciliation - AR Interface

Chapter 6      Autocoder(R) Interface

Chapter 7      Claims Reporting System Interface - CRS

Chapter 8      Electronic Eligibility

Chapter 9      Electronic Encounters

Chapter 10     Enterprise Provider Database Interface - EPDB

Chapter 11     General Ledger Interface

Chapter 12     Lockbox Interface - LOCKBOX

Chapter 13     Marketing Survey Interface

Chapter 14     Medsyte(TM) Interface

Chapter 15     Provider Eligibility Rosters Interface

Chapter 16     Regional Event Tracking System Interface - RETS

Chapter 17     Sales Performance & Compensation System Interface - SPCS

Chapter 18     Data Migrator

Chapter 19     MCI interface

Chapter 20     Electronic Claims EDI Interface

Chapter 21     Accounts Payable/General Ledger Interface

Chapter 22     Send HCFA Transmission - SDHCFA

Chapter 23     Health Care Financing Administration Reply Data Report

BATCH SYSTEM                                              VOLUME 11
SET-UPS & REFERENCE INFORMATION SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Batch Set-Ups & Reference Information Subsystem Overview

Chapter 3      Procedure File Listing Editing Information - C4EDIT

Chapter 4      Procedure File Listing Pricing Information - C4PRIC

Chapter 5      Document File Listing - DOCLST

Chapter 6      Diagnosis Listing - DXLST

Chapter 7      Fee File Listing - FEELST

Chapter 8      Fee Schedule Report - FEESCH

Chapter 9      ICD9-CM Procedure File Listing - ICD9PX

Chapter 10     Provider Participation Area Report - PPDRPT

-------------------------------------------------------------------------------

ON-LINE SYSTEM
SET-UPS, REFERENCE & UVAM SUBSYSTEM                       VOLUME 1

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Group Enrollment Subsystem Overview

Chapter 3      Add New Group - ADDGRP

Chapter 4      Adding Group Contract - ADDGRP

Chapter 5      Adding Benefits - ADDGRP

Chapter 6      Adding Premium Billing Rates - ADDGRP

Chapter 7      Adding Average Contract Size Definitions - ADDGRP

Chapter 8      Adding Benefit Riders Information - ADDGRP

Chapter 9      Display Group - DISGRP

Chapter 10     Displaying Contract For Group - DISGRP

Chapter 11     Displaying Benefits For Group - DISGRP

Chapter 12     Displaying Rates For Group - DISGRP

Chapter 13     Displaying The Average Contract Size - DISGRP

Chapter 14     Modify Group - MODGRP

Chapter 15     Modifying Group Contract - MODGRP

Chapter 16     Modifying Benefits For Group - MODGRP

Chapter 17     Modifying Benefit Riders Information - MODGRP

Chapter 18     Modifying Premium Billing Rates - MODGRP

Chapter 19     Modifying Average Contract Size Definitions - MODGRP

Chapter 20     Add Market Projections - ADDPRJ

Chapter 21     Display Market Projections - DISPRJ

Chapter 22     Add Group Comments - ADDGCO

Chapter 23     Display Group Comments - DISGCO

Chapter 24     Group Name List - NAMGRP

Chapter 25     Define Group Contract Riders - DEFRDR

Chapter 26     Display Rider Details - DISRDR

ON-LINE SYSTEM                                            VOLUME 2
SUBSCRIBER & MEMBER ENROLLMENT SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Subscriber & Member Enrollment Subsystem Overview

Chapter 3      Add Family - ADDFAM

Chapter 4      Display Family - DISFAM

Chapter 5      Modify Family - MODFAM

Chapter 6      Display Commercial Member Status History - DISMST

Chapter 7      Display Other Billing Information - DISOTH

Chapter 8      Display Subscriber Status - DISSST

Chapter 9      Subscriber Identification Number Assignment - NEXTID

Chapter 10     Add Duplicate Insurance Coverage Information - ADDDCI

Chapter 11     Duplicate Coverage Comments - DClCOM

Chapter 12     Display Duplicate Coverage - DISDCI

Chapter 13     Update Pre-Existing Condition - ADDPEC

Chapter 14     Display Pre-Existing Medical Conditions - DISPEC

Chapter 15     Add Family Comments - ADDFCO

Chapter 16     Display Family Comments - DISFCO

Chapter 17     Find Member List - FNDMBR

Chapter 18     Cross Reference Identification Number - IDXREF

Chapter 19     Member Name List - NAMMBR

Chapter 20     Title 19 Member - T19MBR

Chapter 21     Adding Member Dual Coverage - ADDMDC

Chapter 22     Display Member Dual Coverage - DISMDC

Chapter 23     Add Medicare Member - ADDMED

Chapter 24     Display Medicare Member - DISMED

Chapter 25     Modify Medicare Member - MODMED

ON-LINE SYSTEM                                            VOLUME 3
PREMIUM BILLING & ACCOUNTS RECEIVABLE

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Premium Billing & Accounts Receivable

Chapter 3      Define Premium Rate Table - DEFRTB

Chapter 4      Display Premium Rate Table - DISRTB

Chapter 5      Define Premium Billing Format - BILFMT

Chapter 6      Add Customer Account - ADDCUS

Chapter 7      Display Customer Account - DISCUS

Chapter 8      Add Payment - ADDPAY

Chapter 9      Adjust Customer Account - ADJACT

Chapter 10     Add Customer Account Comments - ADDCAC

Chapter 11     Display Customer Account Comments - DISCAC

Chapter 12     Add Premium Billing History Records - ADDHST

Chapter 13     Display Subscriber Premium Billing History - DISHST

Chapter 14     Modify Premium Billing History Records - MODHST

Chapter 15     Change Billed Through Date - CHGBIL

ON-LINE SYSTEM                                            VOLUME 5
PROVIDER SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Provider Subsystem Overview

Chapter 3      Define Provider Category - DEFCAT

Chapter 4      Display Provider Category - DISCAT

Chapter 5      Add New Provider - ADDPRV

Chapter 6      Adding A Provider In Multiple Networks - The IPA Equals 99999

Chapter 7      Adding Discount And Interest Data

Chapter 8      Display Provider- DISPRV

Chapter 9      Displaying Network/HIO/POE Data

Chapter 10     Modify Provider Information - MODPRV

Chapter 11     Modifying A Provider In Multiple Networks - MODPRV - The IPA
               Equals 99999

Chapter 12     Modifying Discount And Interest Data - MODPRV

Chapter 13     Add Provider Practice Addresses - ADDPRA

Chapter 14     Display Provider Practice Addresses - DISPRA

Chapter 15     Add Provider Payment Address - ADDPPA

Chapter 16     Provider Payment Addresses Display - DISPPA

Chapter 17     Define Tax Identification Owner - DEFTAX

Chapter 18     Display Tax identification Owner - DISTAX

Chapter 19     Add Provider Comments - ADDPCO

Chapter 20     Display Provider Comments - DISPCO

Chapter 21     Display Providers By Drug Enforcement Agency Number - DEAPRV

Chapter 22     Provider internal Revenue Service Name List - IRSPRV

Chapter 23     Provider Name List - NAMPRV

Chapter 24     Title 19 Member Lookup - T19PRV

ON-LINE SYSTEM                                            VOLUME 6
CERTIFICATION SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Certification Subsystem Overview

Chapter 3      Adding Procedure Authorizations - ADDPXA

Chapter 4      Adding Procedure Authorization Review Lines - ADDPXA

Chapter 5      Displaying Procedure Certifications - DISPXA

Chapter 6      Modifying Procedure Authorizations - MODPXA

Chapter 7      Modifying Procedure Authorization Review Lines - MODPXA

Chapter 8      Adding Outpatient Surgery Authorizations - ADDOSA

Chapter 9      Adding Outpatient Authorization Comments - ADDOSA

Chapter 10     Display Outpatient Surgery Authorization - DISOSA

Chapter 11     Modifying Outpatient Surgery Authorizations - MODOSA

Chapter 12     Modifying Outpatient Authorization Comments - MODOSA

Chapter 13     Add Inpatient Certification - ADDLOG

Chapter 14     Adding Inpatient Certification Review Data - ADDLOG

Chapter 15     Display Inpatient Certification - DISLOG

Chapter 16     Modify Inpatient Certification - MODLOG

Chapter 17     Modifying Inpatient Certification Review Data - MODLOG

Chapter 18     List Hospital Certification - HOSLOG

Chapter 19     Member Certifications - MBRCRT

Chapter 20     Display Member Certification Eligibility - DISMCE

Chapter 21     List Member Certification - MBRLOG

Chapter 22     Member Procedure Certification List - MBRPXA

Chapter 23     Provider Procedure Certification List - PRVPXA

Chapter 24     Delete Procedure Authorization - DELPXA

Chapter 25     Delete Inpatient Certification - DELLOG

Chapter 26     Add Referral Certification - ADDREF

Chapter 27     Modify Referral Certification - MODREF

Chapter 28     Display Referral Certification - DISREF

Chapter 29     Member Referral Certification - MBRREF

Chapter 30     Provider Referral Certification Listing - PRVREF

ON-LINE SYSTEM                                            VOLUME 7
CLAIMS SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Claims Subsystem Overview

Chapter 3      Add General Claim - ADDGEN

Chapter 4      Adding Additional Claim Lines - ADDGEN

Chapter 5      Modifying & Viewing General Claim Pricing & Payments - ADDGEN

Chapter 6      Displaying Payment Address Verifications - ADDGEN

Chapter 7      Add Inpatient Claim - ADDINP

Chapter 8      Adding Claim Line Details -ADDINP

Chapter 9      Inpatient Claim Payment Category Billing Breakout - ADDINP

Chapter 10     Modifying Inpatient Claim Pricing & Payments - ADDINP

Chapter 11     Displaying Payment Address Verifications - ADDINP

Chapter 12     Modify General Claims - MODCLM

Chapter 13     Modify Inpatient Claims - MODCLM

Chapter 14     Modify Credit Claims - MODCLM

Chapter 15     Displaying Payment Address Verifications - MODCLM

Chapter 16     Display Old Claim Numbers - OLDCLM

Chapter 17     Suspended Claim List - SUSCLM

Chapter 18     Add Coordination Of Benefits Recovery- ADDCOB

Chapter 19     Add Credit Claim - ADDCRE

Chapter 20     Adjust Claim - ADJCLM

Chapter 21     Batch Reprocessing Suspended Claims - BRSCLM

Chapter 22     Manual Claim Payment - PAYCLM

Chapter 23     Add Refund - REFUND

Chapter 24     Unset Claim To Pay - UNSCLM

Chapter 25     Void Check - VODCHK

Chapter 26     Claim Comments - CLMCOM

Chapter 27     BATCLM - Batch Claims Processing

Chapter 28     Check Input - CHKINP

Chapter 29     Check Input By Run Type Code - CKINP2

Chapter 30     Add Transfer Business Data - ADDTBD

Chapter 31     Modify Transfer Business Data - MODTBD

Chapter 32     Display Benefit Thresholds - BENINQ

Chapter 33     Claims Associated With Benefits - BENINQ

Chapter 34     Check Claim List - CHKCLM

Chapter 35     Reverse / Voided Check Claim - CHKCLM

Chapter 36     Display General Claim - DISCLM

Chapter 37     Display Inpatient Claims - DISCLM

Chapter 38     Display Credit Claim - DISCLM

Chapter 39     Member Claim List - MBRCLM

Chapter 40     Provider Claim List - PRVCLM

Chapter 41     Set To Pay Claim List - STPCLM

Chapter 42     Add New Carrier - ADDCAR

Chapter 43     Display Carrier - DISCAR

Chapter 44     Modify Carrier - MODCAR

Chapter 45     Carrier Name List - NAMCAR

Chapter 46     Add Claim Comments - ADDCMC

Chapter 47     Display Claim Comments - DISCMC

Chapter 48     Modify Claim Comments - MODCMC

ON-LINE SYSTEM                                            VOLUME 8
CAPITATION & FUND ACCOUNTING SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Capitation & Fund Accounting Subsystem Overview

Chapter 3      Define Capitation Claim Deduction Report - DEFCCR

Chapter 4      Display Capitation Claim Deduction Report Definition - DISCCR

Chapter 5      Define Capitation Detail Report - DEFCDR

Chapter 6      Display Capitation Detail Report Definition - DISCDR

Chapter 7      Define Capitation Summary Report - DEFCSR

Chapter 8      Display Capitation Summary Report - DISCSR

Chapter 9      Define Cluster Code - DEFCLC

Chapter 10     Display Cluster Code - DISCLC

Chapter 11     Add Entity - ADDENT

Chapter 12     Adding Entity Contract - ADDENT

Chapter 13     Displaying Rate Verification -

Chapter 14     Adding / Modifying Entity Comments - ADDENT

Chapter 15     Display Entity - DISENT

Chapter 16     Modify Entity - MODENT

Chapter 17     Adding and Modifying Entity Contracts - MODENT

Chapter 18     Displaying Rate Verification - MODENT

Chapter 19     Adding / Modifying Entity Comments - MODENT

Chapter 20     Define Completion And Credibility Factors - DEFCCF

Chapter 21     Display Completion And Credibility Factors - DISCCF

Chapter 22     Update Member Capitation Status - ADDMCS

Chapter 23     Display Member Capitation Status - DISMCS

Chapter 24     Capitation Processes Run Dates - CAPDTE

Chapter 25     Display Capitation Payment Data - DISCAP

Chapter 26     Manual Capitation Adjustment - CAPADJ

Chapter 27     Cluster Codes By Name Within Type - NAMCLC

Chapter 28     Entity List By Name - NAMENT

ON-LINE SYSTEM                                            VOLUME 9
LETTER WRITING SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      On-Line Letter Writing Subsystem Overview

Chapter 3      Add Letter Paragraph - ADDLPA

Chapter 4      Display Letter Paragraph - DISLPA

Chapter 5      Modify Letter Paragraph - MODLPA

Chapter 6      Add Letter Run Type - ADDLRT

Chapter 7      Display Letter Run Type - DISLRT

Chapter 8      Modify Letter Run Type - MODLRT

Chapter 9      Add Letter Type - ADDLTP

Chapter 10     Display Letter Type - DISLTP

Chapter 11     Modify Letter Type - MODLTP

Chapter 12     Add Letter Series - ADDSRS

Chapter 13     Display Letter Series - DISSRS

Chapter 14     Modify Letter Series - MODSRS

Chapter 15     Add Letter Definition - ADDLTR

Chapter 16     Defining Database Inserts - ADDLTR

Chapter 17     Defining Letter Text - ADDLTR

Chapter 18     Display Letter Definition - DISLTR

Chapter 19     Displaying Letter Text - DISLTR

Chapter 20     Modify Letter Definition - MODLTR

Chapter 21     Defining Database Inserts - MODLTR

Chapter 22     Modifying Letter Text - MODLTR

Chapter 23     Find Letter - FINLTR

Chapter 24     Send Letter - SNDLTR

Chapter 25     Display Review Letters - DISRLT

Chapter 26     Display Letter By User - LTRENT

Chapter 27     Response to Letter- LTRRSP

Chapter 28     Review Letter - RVWLTR

Chapter 29     Display History Letter - DISHLT

Chapter 30     Find Letters In History File - FINHLT

ON-LINE SYSTEM                                            VOLUME 10
SET-UPS, REFERENCE & UVAM INFORMATION SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Set-Ups, Reference & UVAM Information Overview

Chapter 3      HIO / POE User Value Assignment Module

Chapter 4      Type Of Service User Value Assignment Module

Chapter 5      Certification Requirement User Value Assignment Module

Chapter 6      Certification Action User Value Assignment Module

Chapter 7      Care Set User Value Assignment Module

Chapter 8      Point of Service User Value Assignment Module

Chapter 9      Fee Group User Value Assignment Module

Chapter 10     Checking Account User Value Assignment Module

Chapter 11     Member Class User Value Assignment Module

Chapter 12     Certification Number User Value Assignment Module

Chapter 13     Group Access User Value Assignment Module

Chapter 14     Member Network User Value Assignment Module

Chapter 15     Benefit Plan

Chapter 16     Element Variables

Chapter 17     Display HMO Information - DISHMO

Chapter 18     Display Control E File - DISCTE

Chapter 19     Display Control 2 File - DISCT2

Chapter 20     Display Object Module - DISOBJ

Chapter 21     Display Benefit Plan - DISPLN

Chapter 22     Define Procedure - DEFPX

Chapter 23     Display Procedure -

Chapter 24     Display Diagnosis - DISDX

Chapter 25     Document Definition Codes - DOCDEF

Chapter 26     Define Account Code - DEFACT

Chapter 27     Display Checking Account Number - DISACT

Chapter 28     Define Provider Pricing Data - ADDPPD

Chapter 29     Adding Hospital Fees

Chapter 30     Display Provider Pricing Data - DISPPD

Chapter 31     Define General Fee - DEFFEE

Chapter 32     Display Fee History - DISFEE

Chapter 33     Add Conversion Factors - ADDCFC

Chapter 34     Display Conversion Factors - DISCFC

Chapter 35     Define Procedure Modifier - DEFMOD

Chapter 36     Display Procedure Modifier- DISMOD

Chapter 37     Display Usual & Customary Rate Data

Chapter 38     DEFVMP - Define Place Of Service Codes

Chapter 39     DISVMP - Display Place Of Service Codes

Chapter 40     Define Adjusted Average Per Capita Cost - DEFAPC

Chapter 41     Display Adjusted Average Per Capita Cost - DISAPC

Chapter 42     Internal Security System - SECURE

Chapter 43     HMO2 Record

Chapter 44     Outpatient Case Rate Pricing

Chapter 45     Case Rate User Value Assignment Module

ON-LINE SYSTEM                                            VOLUME 11
COMMUNICATIONS TRACKING SUBSYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Communications Tracking Subsystem Overview

Chapter 3      Add Telephone Log

Chapter 4      Displaying Telephone Logging - DISTEL

Chapter 5      Modify Telephone Logging Records-MODTEL Function

Chapter 6      List of Logged Calls - LSTTEL

DATA LISTING REPORTING SYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Data Listing Reporting System Overview

Chapter 3      Define List Report - DEFLST

Chapter 4      List Report - LSTRPT

ROWS AND COLUMNS REPORTING SYSTEM

Chapter 1      Users Reference Manual System Overview

Chapter 2      Define Rows And Columns Report - DEFRAC

Chapter 3      Submit Rows And Columns Report - RACRPT

                                    Exhibit 4

                     NON-DISCLOSURE AGREEMENT ("Agreement")

This Agreement is entered into as of 24th June, 1998, by and between MPOWER Solutions Inc., a Delaware corporation ("MPOWER"), with its principal place of business at 2305 Renard Place, S.E., Albuquerque, New Mexico 87106 and Employers Mutual, Inc. ("Customer") with its principal place of business located at 5716 San Jose Blvd., Jacksonville, Florida. WHEREAS, each party wishes to disclose and to receive from the other party certain proprietary information for the purpose of conveying the MPOWER software license as set forth in the Agreement.

WHEREAS, the parties wish to protect certain confidential and proprietary information which may be disclosed between them, and for and in consideration of the disclosures made and to be made hereunder, the parties agree as follows:

1. For purposes of this Agreement, "Owner" means the party disclosing Trade Secrets and Confidential Information hereunder, whether such party is MPOWER or Customer, and "Recipient" means the party receiving any Trade Secrets or Confidential Information hereunder, whether MPOWER or the Customer.

2. Recipient acknowledges and agrees that Owner claims that the Trade Secrets and the Confidential Information of Owner are the sole and exclusive property of Owner (or a third party providing such information to Owner) and that Owner owns all worldwide copyrights, trade secret fights, confidential information rights and all other property rights therein.

3. Recipient acknowledges and agrees that disclosures of the Trade Secrets and the other Confidential Information of Owner to Recipient does not confer upon Recipient any license, interest or rights of any kind in and to the Trade Secrets and Confidential Information.

4. Recipient will hold in confidence and, without the prior written consent of Owner, will not reproduce, distribute transmit, reverse engineer, decompile, disassemble or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or the Confidential Information of Owner or any portion thereof communicated, discussed, delivered or made available by Owner to or received by Recipient. Notwithstanding the foregoing, Recipient may only disclose the Trade Secrets and Confidential Information to its employees with a need to know such information, provided each such employee shall be obligated in writing to comply with the terms and conditions of this Agreement. Recipient will not use the Trade Secrets or the Confidential Information of Owner or any portion thereof communicated, discussed, delivered or made available by Owner to or received by Recipient with our the prior written consent of Owner.

5. Recipient acknowledges that its obligations under this Agreement with regard to the Trade Secrets of Owner shall remain in effect for as long as such information shall remain a Trade Secret under applicable law. Recipient acknowledges that its obligations with regard to the Confidential Information of Owner shall remain in effect for one (1) year after its disclosure under this Agreement. The foregoing shall not apply if and to the extent that information shall not be deemed proprietary and each part shall have no obligation with respect to any information which:

        (i.) is or falls into the public domain through no wrongful act of the receiving party;

        (ii.) is rightfully received from a third party without restriction and without breach of this Agreement;

        (iii.) is approved for release by written authorization of the disclosing party;

        (iv.) is disclosed pursuant to the requirement of a governmental agency or operation of law; or

        (v.) has been previously and independently developed by the receiving party.

6. Recipient agrees to return to Owner, upon request by Owner, the Trade Secrets and Confidential Information of Owner and all materials relating thereto, disclosed by Owner to Recipient.

7. As used herein, "Trade Secrets" means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, computer source code and related documentation, which: (a) derives economic value, actual or potential, for its Owners, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and Co) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Information" means information, other than "Trade Secrets", that is of value to its Owner and is treated as confidential, including, but not limited to, licensing strategies, advertising campaigns, information regarding executives and employees, the terms and conditions of this Agreement, any information designated by Owner as Confidential Information, and any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to be a trade secret under applicable law.

8. Recipient shall use its reasonable efforts to cooperate with Owner in identifying and preventing unauthorized use, copying, or disclosure of the Owner's Trade Secrets and Confidential Information.

9. Recipient shall indemnify and hold harmless Owner and its officers and employees from and against any and all damages losses, liabilities, costs and expenses (including reasonable legal fees) arising in any way our of use not in compliance with this Agreement or of any breach of the confidentiality obligation hereunder by Recipient or its employees.

10. Each party hereto agrees that during the term of this Agreement and for a period of one (1) year following termination or expiration of this Agreement for any reason, neither party will solicit for employment, attempt to employ or affirmatively assist any other person, entity or enterprise ha employing or soliciting for employment any person employed or hired by the other part.

11. If any provision or any part of any provision of the Agreement shall not be valid for any reason, such provision shall be entirely severable from, and shall have no effect upon, the remainder of this Agreement. Any such invalid provision shall be subject to partial enforcement to the extent necessary to protect the interests of the parties.

12. This Agreement shall inure to the benefit of, and be binding upon, any successor in interest of the parties.

13. The intent of this Agreement is to provide the parties with all remedies afforded to them under applicable law. Each party acknowledges and agrees to the other party that monetary damages may be inadequate to compensate Owner for any breach under this Agreement. Accordingly, Recipient agrees that Owner will, in addition to any other remedies available to it at law or equity, be entitled in injunctive relief to enforce the terms of this Agreement.

14. This Agreement together with Exhibits hereto, if any, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings; whether oral or written, between the parties with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless ha a writing signed by both of the parties.

15. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Mexico, without giving effect to its conflict of laws.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have caused this Agreement to be executed as of the date first written above.

MPOWER Solutions Inc.                   Customer

By:                                     By: [Signature Illegible]
   -------------------------               ------------------------
(Authorized Signature)                  (Authorized Signature)

Title:                                  Title:   CEO
      ----------------------                  ---------------------

Date:                                   Date:    6/24/98
     -----------------------                 ----------------------

                                    Exhibit 5

                  MPOWER IDENTIFIED PARTIES FOR NON-DISCLOSURE

In accordance with Section 12 of the Agreement, other references in the Agreement, and certain other conditions regarding disaster backup and recovery, Customer may not disclose MPOWER's Confidential Information to direct competitors of MPOWER, including but not limited to, the companies listed below, including such companies' parents, subsidiaries and affiliates, and such parents' subsidiaries and affiliates:

               Computer Science Corporation (CSC)

               Electronic Data Systems Corporation (EDS)

               ERISCO

               AMISYS Managed Care In:formation Systems, Inc.

               Health Systems Design, Inc. (HSD)

               Health Systems Integration, Inc. (HSII)

               GTE Health Systems

               Resource Information Management Systems (RIMs)

               HBO & Co.

               TXEN

               Perot Systems

               IDX

               Sunquest

               Paragon Systems

               Electronic Healthcare Systems

               The Medical Manager

               Synertek